                         SONY YBG ENTERTAINMENT CENTER


                             TENANT WORK AGREEMENT

                         SONY YBG ENTERTAINMENT CENTER

                             TENANT WORK AGREEMENT

                               TABLE OF CONTENTS
                               -----------------


                                                                                 PAGE
                                                                                 ----
I.     INTRODUCTION.............................................................    1

II.    CREATIVE CONCEPT STATEMENT...............................................    1

III.   PROJECT DESCRIPTION......................................................    1
            THE SITE............................................................    1
            THE BUILDING........................................................    1

IV.    DEFINITIONS..............................................................    1

I.     ITEMS PROVIDED BY LANDLORD...............................................    2
       A.   BUILDING............................................................    2
       B.   COMMON INTERIOR AREAS...............................................    2
       C.   PUBLIC TOILET FACILITIES............................................    2
       D.   EXTERIOR STOREFRONTS................................................    2
       E.   NON-COMMON DEMISING PARTITIONS......................................    2
       F.   FLOOR SLAB..........................................................    2
       G.   COLUMNS.............................................................    2
       H.   ELECTRICAL SERVICE..................................................    2
       I.   FIRE ALARM AND LIFE SAFETY..........................................    3
       J.   TELEPHONE...........................................................    3
       K.   PLUMBING............................................................    3
            1.   Retail Tenants.................................................    3
            2.   Restaurant Tenants.............................................    3
       L.   FIRE PROTECTION SPRINKLER SYSTEM....................................    3
       M.   HVAC................................................................    3
       N.   GAS (RESTAURANT TENANTS ONLY).......................................    3
       O.   CATV SERVICE........................................................    3
       P.   BUILDING WIDE PUBLIC ADDRESS SYSTEM.................................    3

II.    CODE AND GENERAL BUILDING INFORMATION....................................    3
       A.   SAN FRANCISCO CITY DEPARTMENTS......................................    3
       B.   APPLICABLE CODES....................................................    4
       C.   CONSTRUCTION:.......................................................    4
       D.   OCCUPANCY:..........................................................    4

III.   DESIGN CRITERIA..........................................................    5
       A.   EXISTING CONDITIONS.................................................    5
       B.   VISUAL MERCHANDISING................................................    5
       C.   TENANT FRONTAGE DESIGN CRITERIA.....................................    5
            1.   GENERAL TENANT FRONTAGE CRITERIA...............................    5
            2.   EXTERIOR TENANT FRONTAGES......................................    7
       D.   GENERAL GRAPHIC DESIGN CRITERIA.....................................    7
            1.   SUGGESTED SIGN TYPES...........................................    7
            2.   GUIDELINES.....................................................    7
            3.   EXTERIOR TENANT FRONTAGE SIGN CRITERIA.........................    8
       E.   DEMISING PARTITIONS.................................................    8
       F.   INTERIOR PARTITIONS.................................................    9
       G.   CEILINGS............................................................    9
       H.   FLOORING............................................................    9
       I.   STRUCTURAL DESIGN GUIDELINES........................................    9
       J.   MECHANICAL DESIGN GUIDELINES........................................    9
            1.   Documentation..................................................   10
            2.   HVAC Calculations..............................................   10
            3.   Outdoor Design Conditions......................................   10
            4.   Indoor Design Conditions.......................................   10
            5.   Landlord System Design.........................................   10
            6.   Exhaust Requirements...........................................   11
            7.   General Provisions.............................................   11
            8.   Access Requirements............................................   11
            9.   Roof or Grade-Mounted Equipment................................   12
            10.  Insulation.....................................................   12

       K.   PLUMBING.............................................................. 12
            1.   Domestic Water................................................... 12
            2.   Sanitary Waste................................................... 12
            3.   Sanitary Vent.................................................... 13
            4.   Grease Waste..................................................... 13
            5.   Natural Gas...................................................... 13
            6.   Testing.......................................................... 13
       L.   FIRE PROTECTION....................................................... 13
       M.   HVAC EQUIPMENT........................................................ 13
            1.   VAV Boxes........................................................ 13
            2.   Supplemental HVAC................................................ 14
       N.   AIR DISTRIBUTION...................................................... 14
            1.   Primary Air Ductwork............................................. 14
            2.   Secondary Air Ductwork........................................... 14
            3.   Return Air....................................................... 15
            4.   Kitchen Exhaust.................................................. 15
       O.   TEMPERATURE CONTROL................................................... 15
            1.   Supplemental HVAC................................................ 15
       P.   ELECTRICAL DESIGN GUIDELINES.......................................... 16
            1.   Documentation.................................................... 16
            2.   Service Entrance and Metering.................................... 16
            3.   Maximum Service Sizes............................................ 16
            4.   Balance.......................................................... 16
            5.   Short Circuit Current............................................ 16
            6.   Grounding........................................................ 16
            7.   General Provisions............................................... 16
            8.   Existing Installations........................................... 17
       Q.   LIGHTING AND POWER.................................................... 17
            1.   Wires, Cables and Conduit........................................ 17
            2.   Circuit and Motor Disconnects.................................... 17
            3.   Transformers..................................................... 17
            4.   Distribution..................................................... 17
            5.   Lighting and Receptacle Panels................................... 17
            6.   Illumination..................................................... 18
       R.   LIFE SAFETY SYSTEMS................................................... 18
       S.   TELECOMMUNICATIONS.................................................... 18
       T.   SECURITY SYSTEM....................................................... 18
       U.   ACOUSTICAL CRITERIA................................................... 18

IV.    TENANT DESIGN SUBMITTAL AND REVIEW......................................... 18
       A.   SELECTION OF TENANT'S ARCHITECT....................................... 18
       B.   DOCUMENTATION PHASES.................................................. 19
            1.   Concept Development.............................................. 19
            2.   Schematic Design................................................. 19
            3.   Design Development............................................... 19
            4.   Construction Documents........................................... 19
       C.   DESIGN REVIEWS........................................................ 19
            1.   Concept Development Review-...................................... 20
            2.   Schematic Design Review-......................................... 20
            3.   Design Development and Construction Documents Review............. 20
       D.   DESIGN DELIVERABLES................................................... 20
            1.   Deliverables-Concept Development................................. 21
            2.   Deliverables-Schematic Design.................................... 21
            3.   Deliverables - Design Development (30% Construction Documents)... 23
            4.   Deliverables - 100% Construction Documents....................... 25
            5.   Final Review..................................................... 26
       E.   CHECKING.............................................................. 26
       F.   DESIGN DOCUMENT CONTROL AND MANAGEMENT TERMINOLOGY.................... 26
            1.   Original Release................................................. 26
            2.   Bulletin......................................................... 26
            3.   Conforming Bulletin.............................................. 26
            4.   Addendum......................................................... 27
       G.   RELEASE PROCEDURES.................................................... 27
            1.   Original Release................................................. 27
            2.   Bulletin Releases................................................ 27
            3.   Conforming Bulletins............................................. 27

V.     TENANT IMPROVEMENT CONSTRUCTION............................................ 28
       A.   TENANT'S RESPONSIBILITIES............................................. 28
       B.   SELECTION OF TENANT'S GENERAL CONTRACTOR.............................. 28
       C.   PERMITS............................................................... 28
       D.   PREREQUISITES TO TENANT'S CONSTRUCTION................................ 29
       E.   TENANT'S PROJECT MANAGEMENT........................................... 29
       F.   SAFETY................................................................ 30
       G.   COORDINATION AND COOPERATION.......................................... 31
       H.   PROTECTION OF WORK AND PROPERTY; RESPONSIBILITY FOR LOSS.............. 31
       I.   TEMPORARY FACILITIES/CLEANUP.......................................... 31
       J.   BARRICADES/SITE PROTECTION............................................ 32
       K.   ACCESS TO ROOF........................................................ 33
       L.   ELEVATORS/ESCALATORS.................................................. 33
       M.   FIRE PREVENTION....................................................... 33
       N.   UTILITIES............................................................. 33
       O.   DAMAGE TO WORK/DISPUTES............................................... 34
       P.   LIENS................................................................. 34
       Q.   WALK-THROUGH.......................................................... 34
       R.   INSPECTION AND ACCEPTANCE............................................. 34
       S.   LANDLORD'S PRIOR RIGHTS............................................... 34
       T.   CERTIFICATE OF OCCUPANCY.............................................. 35
       U.   VIOLATIONS............................................................ 35
       V.   WARRANTIES............................................................ 35
       W.   BOND.................................................................. 35
       X.   LANDLORD'S RIGHT TO PERFORM WORK...................................... 35
       Y.   LANDLORD'S SCOPE OF WORK.............................................. 35

I.   INTRODUCTION

     This Criteria is offered to assist Tenants in the design, construction and operation of their space within the Sony Yerba Buena Gardens Entertainment Center. It means to encourage freedom of individual expression and set forth a common point of departure for all Tenants.

     Each Tenant is expected to become familiar with the intent, scope, requirements and details of this Tenant Work Agreement and develop their design to ensure compatibility and compliance with these criteria, as well as with the established style and character of The Center.

     Tenants and their architects and engineers are encouraged to discuss specific design concepts or questions regarding this document with Landlord prior to beginning design work.

     Unless specifically stated otherwise herein, all design and construction activities for Tenant Improvements shall be provided at Tenant's sole expense.

II.  CREATIVE CONCEPT STATEMENT

     YBG Entertainment Center in San Francisco is an urban complex featuring the best of Sony creativity and technology brought together to provide visitors with a variety of exciting interactive, live and multi-media events. YBG Entertainment Center is designed to be an integral part of the city of San Francisco, a good neighbor in one of the most distinctive and "neighborly" cities in the world. This is a one-of-a-kind entertainment venue, featuring innovative retail opportunities and the finest in dining experiences, fifteen state of the art motion picture theatres and a Sony 3-D Imax Theatre.

III. PROJECT DESCRIPTION

     THE SITE
     --------

     The Yerba Buena Center is located in San Francisco's South of Market neighborhood adjacent to the Moscone Convention Center, the San Francisco Museum of Modern Art, and the Yerba Buena Center for the Arts. It is situated on the west side of Yerba Buena Gardens, and fronts Mission Street to the north, Fourth Street to the west and Howard Street to the south. The Center opens up to the Yerba Buena Gardens Esplanade on the east.

     The Center includes a 15-screen Sony Theatres motion picture theatre complex, a 3-D IMAX theatre, attractions utilizing high technology, venues for live performances, family entertainment, restaurants and retail outlets.

     THE BUILDING
     ------------

     The Sony Entertainment Center Building is a 350,000 square foot complex within a mixed use development in Yerba Buena Gardens. The building is a 4-story, steel-framed structure with glass and metal cladding. The approximately 20' floor-to-floor height provide room for running building systems piping and equipment in the ceiling space, while allowing space for creative displays, merchandising and elements on the floor.

     The Building's interior is envisioned to remain open, allowing the spaces to be seamless, connected and interactive.

IV.  DEFINITIONS

     .    All words herein shall be afforded their common industry usage unless defined in the Lease Agreement or this Tenant Work Agreement Exhibit. The Lease Agreement and this Tenant Work Agreement Exhibit are meant to be read and applied in harmony; provided however, in the event of a conflict, the Lease Agreement shall prevail.

     .    "Landlord's Representative" shall refer to the Landlord's Project
Manager or his designated representative unless expressly specified otherwise.

     .    "Base Building" shall mean the Yerba Buena Center in which the
Premises is located.

     .    "Landlord's Construction Documents" are Landlord provided Base
Building construction drawings, specifications, documents, etc, collectively.

     .    "Tenant Improvements" are collectively the Tenant's design, construction, finishes and all other work by the Tenant in the Premises, as well as any other work required to complete the Tenant's work in the Premises.

     .    "Tenant Design Documents" are collectively Tenant's drawings, specifications and other design documents.

     .    Wherever a requirement or affirmative duty is expressed herein with the use of the word "shall" or "must", or regarding a responsibility or item of work or expense, said duty, responsibility, item of work or expense is the Tenant's responsibility unless clearly expressed to the contrary.

     .    "Project" as used in the Exhibit shall refer to the Tenant's entire effort of designing, managing and constructing the Tenant Improvements.

     .    "Tenant's Project Team" shall refer to all persons, consultants, etc., employed by or engaged by the Tenant to complete the Project.

     .    "Tenant's Contractor" shall refer to each and every contractor engaged by the Tenant to complete the Tenant Improvements and the Tenant work for the Project. Any duty imposed on the Tenant and/or the Tenant's Contractor regarding work in or for the Base Building shall apply in equal force to each of their consultants and subcontractors.

     .    Landlord's "approval" or "consent" as used herein shall mean written approval or consent from Landlord's Project Manager or his designated representative; provided, however, Landlord's approval of any document required herein to be submitted by the Tenant for the Landlord's approval shall signify only that the Tenant's submittal meets the limited purpose of satisfying the Tenant's obligation hereunder, relative to that submission only. In no way does Landlord's approval indicate compliance with applicable laws, codes, standards or regulations.

     .    "Notice" when used herein shall mean written notice pursuant to terms of the Lease Agreement executed by the Landlord and Tenant.

     .    "Lease Line" and "Gross Leasable Area", as used herein, shall derive their meaning from the Lease Agreement and the Landlord's Construction
Documents.

I.   ITEMS PROVIDED BY LANDLORD

     The following is either existing (as is) within the Base Building, or will be provided by the Landlord at the Landlord's expense in accordance with the Landlord's Construction Documents, and constitutes the Landlord's complete responsibility with regard to the construction of the Premises and the Center.

     A.   BUILDING

          A steel framed building including service areas and corridors.

     B.   COMMON INTERIOR AREAS

          Common interior areas complete with finished floors and ceilings, stairs, escalators and elevators, lighting, heating and air conditioning, skylights, landscaping, furnishings, sprinkler system, public entrances and exits.

     C.   PUBLIC TOILET FACILITIES

          Public toilet facilities, accessible to the handicapped.

     D.   EXTERIOR STOREFRONTS

          All exterior storefronts and window walls.

     E.   NON-COMMON DEMISING PARTITIONS

          Where a demising partition of the Tenant's Premises is adjacent to a service corridor or other Landlord-related facility, and is not an exterior wall, the Landlord will provide a demising partition from floor slab to underside of structure above with 6"x 18 gauge ( or heavier gauge as required) steel stud construction at 16" on center, complete with drywall on the corridor side of the wall only.

     F.   FLOOR SLAB

          The Base Building structural floor deck within the Tenant's Premises as shown on the Base Building plans.

     G.   COLUMNS

          Spray on fireproofed structural steel columns occurring within the Tenant's Premises, as shown on the Tenant Lease Plan.

     H.   ELECTRICAL SERVICE

          Single and three phase services are available from points of connections within designated electrical equipment rooms (EER's) on each floor.

     I.   FIRE ALARM AND LIFE SAFETY

          Fire and life safety system points of connection for each Tenant at a designated Satellite Electronic Equipment Room (SEER).

     J.   TELEPHONE

          Telephone system point of connection for each Tenant at a designated Satellite Electronic Equipment Room.

     K.   PLUMBING

          1.   Retail Tenants

               Domestic water and sanitary sewer rough-in are not provided for typical retail spaces.

          2.   Restaurant Tenants

               Restaurant Tenants shall be provided with gas service (for cooking only).

               Domestic water line with gate valve and capped sanitary sewer line shall be provided for Tenant's connection. The domestic water line will be located overhead within the Tenant Lease Area and the sanitary sewer line will be located below the Tenant Lease Area floor.

     L.   FIRE PROTECTION SPRINKLER SYSTEM

          A wet automatic fire sprinkler system with drops on swing-arms distributed at code minimum throughout the unfinished space.

     M.   HVAC

          Packaged air handlers for use by Tenant spaces with provision for a non-ducted, combination exhaust and return air system balanced to maintain zero pressure differential. All outside supply and return exhausted air connections are made by the Base Building.

          Based on Landlord's approval and availability, CHW and HHW supply and return lines (valved and capped) on each level of the Building, may be used by Tenant for supplemental heating and cooling units (provided and installed by the Tenant).

     N.   GAS (RESTAURANT TENANTS ONLY)

          Gas service (for cooking only) will be in predetermined Food Service areas only.

     O.   CATV SERVICE

          Cable Television service is not presently available.

     P.   BUILDING WIDE PUBLIC ADDRESS SYSTEM

          Landlord will furnish and install, in the Tenant's space, a building wide public address interface box.

          END OF ITEMS PROVIDED BY LANDLORD


II.  CODE AND GENERAL BUILDING INFORMATION

     A.   SAN FRANCISCO CITY DEPARTMENTS

          Building Department:
          --------------------

               San Francisco City & County Public Works Department Department of Building Inspection
               1660 Mission Street
               San Francisco, CA 94103
               558-6096

               Central Permits Bureau
               (415) 558-6070

               Commercial Tenant Improvements
               (415) 558-6086

          Health Department:
          ------------------

               San Francisco City & County Health Department
               101 Grove Street
               San Francisco, CA 94102
               (415) 554-2500

          Fire Department:
          ----------------

               San Francisco City & County Fire Department
               Fire Prevention Bureau
               260 Golden Gate Avenue
               San Francisco, CA 94102
               (415) 861-8000

          Plumbing Department:
          --------------------

               San Francisco City & County Public Works Department Department of Building Inspection
               Plumbing Division
               1660 Mission Street
               San Francisco, CA 94103
               (415) 558-6054

          Electrical Inspection:
          ----------------------

               City & County of San Francisco Public Works Department Department of Building Inspection
               Electrical Division
               1660 Mission Street
               San Francisco, CA 94103
               (415) 558-6030

          The following is provided as a general guide only and does not release the Tenant from its obligation to comply with all applicable codes and regulations as interpreted by the regulating authorities. Landlord is not responsible for reviewing or interpreting code-related questions affecting the design of individual tenant spaces. The Tenant is responsible for ascertaining and complying with the applicable codes and regulations governing its space.

     B.   APPLICABLE CODES

          The 1995 or Latest Edition of:
               San Francisco Building Code (SFBC)
               San Francisco Fire Code
               San Francisco Mechanical Code
               San Francisco Plumbing Code
               San Francisco Electrical Code
               San Francisco City and County Health Department Code
               California Title 24 Energy Conservation Code - California Statute California Accessibility Statutes and Regulations
               Americans with Disabilities Act (ADA)

     C.   CONSTRUCTION:

          Type I - Fire Resistive, Non-Combustible, Sprinklered

     D.   OCCUPANCY:

          Occupancy Groups for each venue are noted below and are based on assumed uses. Tenant's proposal for different uses to that listed must have approval by the Landlord.

          Venue                                                  Occupancy Group
          -----                                                  ---------------
          Gateway
             North Entry/Passage                                 Group A-2.1
             Main Gateway Space                                  Group A-2.1
             Minna Street Passage                                Group A-2.1
             Sony Theatres Ticketing                             Group A-2.1
             Gateway Retail                                      Group M
             Environmental Retail                                Group M
             Sony On-line Studio                                 Group B/M
             Sony The Entertainment Store                        Group M
             Taste of San Francisco                              Group A-2.1
             South of Market Live                                Group A-2.1

             Back of House                                       Group B
             The Music Club                                      Group A-2
               Bar Area                                          Group A-3
             Premiere Cafe and Kitchen                           Group A-2.1
             South Howard Street Lobby (Ground and 2nd Floor)    Group A-2.1
             Film and TV Retail                                  Group M
             The Microsoft Store (Media Retail)                  Group M
             Mammoth Institute of Technology (North Attraction)  Group A-2.1
             Open Reality Lab (Sony Playstation Lab)             Group M
             Sony's Mission Street Theatres                      Group A-2.1/A-2
             Where The Wild Things Are (Sendak)
               Lobby                                             Group M
               Creative Kids Store (Sendak Retail)               Group M
               In the Night Kitchen (Restaurant)                 Group A-2.1
               Wild Things Playspace                             Group A-2.1

III.      DESIGN CRITERIA

          A.  EXISTING CONDITIONS

               Before preparing Tenant Construction Documents, the Tenant's Project Team will be given 30 days to review and comment on the Landlord's Construction Document and to identify any inconsistencies, errors or omissions (collectively "inconsistencies"), and to confirm that the Landlord's Construction Documents are adequate for the intended purpose. The Tenant's failure to formally provide the Landlord notice of any such inconsistencies or inadequacies within said 30 day period results in the Tenant waiving its right to any such claim, and thereafter the Tenant agrees to indemnify and hold Landlord harmless against any claim whatsoever based on any inconsistency, defect or inadequacy in the Landlord's Construction Documents. Unless otherwise noted, Tenant shall integrate and coordinate all existing conditions in the Base Building Construction Drawings.

               Tenant's Project Team shall likewise inspect its space in the Base Building prior to the start of construction of its Tenant Improvements. Any adjustments or coordination to Tenant Improvement Documents arising from field conditions being different than Landlord's Construction Documents, or other building documents, shall be made by Tenant.

               Utility points of connection will be provided within designated electrical rooms (ERs) and satellite electronic equipment rooms (SEERs). Locations of these rooms, their sizes and utility systems are shown on the Landlord's Construction Drawings provided to the Tenant. It is the Tenant's responsibility to extend these utilities as required to and within its space.

               No curtains, blinds, shades, screens or other similar objects shall be attached to or used in connection with any window or door of the Leased Premises without the prior written consent of Landlord. Doors, windows, glass lights and any lights or skylights that reflect or admit light into the Common Area or other places of the Center shall not be covered or obstructed and there shall be no objects in the immediate vicinity of the windows. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises. Tenant shall not, without the Landlord's prior written approval place anything or hang anything in or about the Leased Premises which would adversely affect the appearance of the Center.

          B.   VISUAL MERCHANDISING

               Visual merchandising is a theatrical and informational presentation of product, not only in storefront display but throughout the store. Visually exciting displays with professionally executed graphics shall be considered an integral part of the store planning process and an ongoing management function.

               All sales fixtures and counters used in the Premises must be new and must be constructed using first quality workmanship. All fixtures and counters must be compatible with the decor of the store. Tenant shall submit all merchandising plans with colored and detailed renderings of all proposed displays for approval by the Landlord.

          C.   TENANT FRONTAGE DESIGN CRITERIA

               This criteria is to establish standards of quality and design to ensure the compatibility of Tenant Frontages with the entire Center as well as with adjacent venues. It is the desire of the Landlord that, while maintaining a high level of design quality, there be a continued diversity and individual expression for each Tenant's Frontage.

               1.   GENERAL TENANT FRONTAGE CRITERIA

                    All Tenant Frontages shall be designed by Tenant to conform to these criteria and Landlord's review and approval. The Landlord reserves the right to reject any Tenant Improvement or portion thereof, visible from the common area if, in the sole opinion of the Landlord, the design does not conform to the design standards of The Center.

               a.   General Requirements
                    --------------------

                    All Tenant Frontage treatment must be full height and full width, abutting Base Building elements as may occur, finished floor, and Landlord's adjacent improvements as may occur, or to the underside of existing structure as may be required.

               b.   Design Control Area
                    -------------------

                    The Design Control Area includes all display windows and retail graphics, display fixtures, signs, materials, finishes, colors, and lighting in front of the design control line, a line 4'0" inside the Lease Line along the adjacent area. Glass enclosed fixed display pedestals or fixtures in front of the store closure must be designed with materials and finishes compatible with the Tenant Frontage. If a Tenant chooses to recess the store closure behind the designated design control line, the Design Control Area will be considered enlarged accordingly. The Tenant's Frontage may not project beyond the Lease Line under any circumstances.

               c.   Store Closure
                    -------------

                    All Store Closures shall be sized according to Tenant's Frontage Elevation(s). Due to smoke evacuation requirements, the closures are to be integrally designed with reference to the Base Building smoke evacuation system.

                    Closures are an integral part of the architectural design of the Tenant space in both their open and closed positions and may be featured or minimized according to the tenant's overall design statement.

               d.   Tenant Frontage and Entrances
                    -----------------------------

                    The level of the finished floor within the store entrance area must correspond to the level of the Common Area finished floor at the Lease Line to create a smooth transition.

                    At recessed tenant frontages, Landlord's floor finish from the Lease Line shall be extended by the Tenant to the tenant frontage construction line, threshold, or the center line of Tenant's closure.

                    Soffits, if any, shall be an integral part of the frontage design.

                    Maximum Tenant Frontage transparency from the public area to the lease space is required. Large areas of solid walls or visual obstructions will not be permitted. A minimum of 60% of the Tenant's front shall be visually
                         -------
transparent, i.e., a combination of open entryway and glass. Greater transparency is encouraged. The open entryway can be the entire width of the leased Premises.

                    A controlled transition between Landlord's and Tenant's finishes shall be detailed and maintained in all regards.

               e.   Prohibited Tenant Frontage Materials
                    ------------------------------------

                    The use of the following materials on the Tenant Frontage is strictly prohibited:

                    .    Pegboard, in any form
                    .    Vinyl or suede wall covering or wallpaper
                    .    Soft wood Tenant Frontages (i.e. rough sawn cedar)
                    .    Cork or cork tiles
                    .    Carpet or fabric

               f.   Planting Material
                    -----------------

                    Tenants may use living plants in their store and Tenant Frontage areas, with approval from the Landlord, if in character with the Tenant Improvement. Depressed or slab-level planting is not allowed. All plants installed by the Tenant shall be properly maintained.

               g.   Lighting
                    --------

                    There shall be no direct glare from the store to the adjacent area as a result of the Tenant's lighting in the Design Control Area. Tenants shall provide a high level of illumination above the display areas and store entrances. All showcases and display cases must be adequately lighted and ventilated.

                    All lighting and illuminated signage in the Design Control Area must be illuminated during the Center's normal operating hours and must be controlled by a time clock connected to the Tenant's power supply.

                    h. Tenant should use the sign criteria in this manual in the development of its graphic design. Landlord reserves the right to design Tenant's graphics if Tenant's design is judged unacceptable.

               2.   EXTERIOR TENANT FRONTAGES

                    All existing Exterior tenant frontages and entrances will be maintained by the Landlord as may be required. No changes or additions can be made to exterior tenant frontages by Tenant.

          D.   GENERAL GRAPHIC DESIGN CRITERIA

               Creative, unique and high-quality graphics fully integrated into the tenant frontage design are a minimum requirement for identity signing. The entire tenant frontage shall be considered the sign field, and signing may occur anywhere within the limits of the tenant frontage. Graphic designs and signage shall be included as part of all design submittals, and the Landlord's review shall be based on the cohesive integration and compatibility with the Tenant Improvement in terms of composition, balance, color and graphic impact.

               Tenants are encouraged to use bold, daring and unique signing. Combined with exposed neon and effective task lighting, such signing promotes the Center's festive atmosphere. Signing and graphics must be designed to be easily read--up close and at a distance. The use of brand name vendor-supplied standard signs should be avoided; all graphics and signage shall be custom fabricated.

               The Tenant is encouraged to attach graphic elements to the Tenant Frontage extending beyond the Lease Line into the Common Area subject to the following restrictions:

                    .    The graphic design should not focus on verbal identity,
but rather images or icons which express the essence of the Tenant. In addition, because each Tenant's graphic will be viewed together with elements from the adjacent tenants, the Landlord will carefully control the design of each Tenant's graphic to ensure that the overall composition of the building is appropriate and balanced.

                    .    Design data for all graphic elements must include
structural information and clearly show methods of support and attachments.

                    .    All graphic designs shall be reviewed by the Landlord's
structural engineer and Tenants must comply with the engineer's recommendations accordingly.

                    .    All graphics shall be placed to ensure necessary and
appropriate pedestrian clearances.

               1.   SUGGESTED SIGN TYPES
               Unusual cabinet-type signs with tenant       Edge-lit letters or forms
               frontage

               Gold or silver leaf on tenant frontage       Sandblasted or etched glass
               glass

               Open channel letters with exposed neon       Fiber optic

               Sandblasted back-lit mirror                  Pin-mounted halo-lit letters

               Internally illuminated reverse channel       Exposed neon
               letters

               Routed sign bank with push-through           Sandblasted wood
               letters

               Built-up acrylic (minimum                    Decorative paint on glass
               1-1/2" thick)

               2.   GUIDELINES


                    a. Tenant frontage identification signs shall be limited to the Tenant's trade name as approved in the Lease or as otherwise approved in writing by the Landlord. The Tenant may use a customary signature, hallmark, crest, shield, logo or other established corporate insignia, and these shall be included within the allowable sign area.

                    b. Dimensional signs or artistically sculpted objects are encouraged. Cut-metal, acrylic, fabric and other materials will be reviewed on an individual basis.

                    c. Multiple signs or graphic treatments will be allowed for Tenants with multiple exposures to the Common Area.

                    d. Secondary signs, advertisements, notices or decals shall not be exhibited within or affixed to any part of the tenant frontage unless previously approved in writing.

                    e. All signs with a visible back shall be factory finished. All fasteners shall be concealed. Supports and hanging devices shall be of a quality material and finish.

                    f. All electrical connections and equipment, such as ballasts and transformers, must be concealed, with access from within the Premises. No exposed neon crossovers, raceways, ballast boxes or transformers will be permitted.

                    g.   Sign company names or decals shall be concealed.

                    h. Maximum brightness allowed for tenant frontage identification signs will be 100 foot-lamberts taken at the letter face.

                    i.   Sign illumination shall be automatically controlled.

               3.   EXTERIOR TENANT FRONTAGE SIGN CRITERIA

                    Given the requirements of the Redevelopment Agency for exterior tenant frontages, the Tenant is not guaranteed exterior tenant signage. The Landlord will carefully review the design of all proposed signing - size, materials, colors, etc. Any materials or signage temporary in nature, or deemed inappropriate by the Landlord, will not be permitted. The location of exterior signage shall be determined by the Landlord.

                    a. All exterior signage shall be designed, fabricated, installed and maintained at the Tenant's expense.

                    b. Placement of exterior graphics and signage shall be confined to the transom panels over ground level store fronts as approved by the San Francisco Redevelopment Agency.

                    c. Signs on the transom panels must be of individual letters and may be any one of the following:

                         .    Pin mounted metal letters
                         .    Reverse channel metal letters, back-lit
                         .    Surface mounted dimensional metal letters, non-
                              illuminated
                         .    Routed out letters, back-lit
                         .    Etched, sandblasted, or engraved letters
                         .    Applied gold and silver leaf

                    d. Exterior letters and logos may project a maximum of 6" beyond the building wall, when installed on the transom panel. No sign manufacturers' or installers' decals may be visible to the public.

                    e. Exterior window walls may be used for primary or secondary graphics. The following restrictions shall apply to show window graphics:

                         . All show window signage must be a minimum of 6" from any edge.
                         . Show window signage may not cover more than 1 square foot per lineal foot of lease width, if transom lettering is not used; and no more than 1/2 square foot per foot of lease width if transom lettering is used.
                         . All graphics must be applied on the inside face of the glass.
                         . All neon or cold cathode signage must occur behind glass, out of the public's reach.
                         . All show window graphics will be subject to Landlord's approval.

                    f. Only the Tenant's approved store or business name (as stated in the Lease) and logo may be used for exterior graphics and signage. No advertising slogans, brand names, or product names may be added. Only established logos will be permitted.

                    g. Sign illumination shall be internal and self contained. No animated, flashing, or intermittent lights, black lights, or strobe lights will be permitted.

                    h. All illuminated signs and display window lighting must be automatically controlled.

          E.   DEMISING PARTITIONS

               Demising partitions between Tenant space shall consist in all cases of 6"x 18 gauge (or heavier gauge as required) metal studs at 24" on center.

               a. Provide and install metal studs for all demising walls relative to the Lease Line.

               b. Provide the required gypsum wallboard on its side of the demising wall all as required by Code for the designated fire rating of this assembly.

               c. Any and all penetrations in the demising wall must be constructed so as to maintain the integrity of the required fire rating, if any.

          F.   INTERIOR PARTITIONS

               All framing shall be of non-combustible construction. The use of approved combustible trim and feature finish materials may require additional fire sprinkler intensity. Combustible trim and feature material is not allowed above the area of protection provided by the sprinkler heads.

          G.   CEILINGS

               The Tenant may use any ceiling conforming to code except that standard 2'x 2' and 2'x 4' lay-in acoustical ceiling tiles may not be used in any areas visible to the public. Examples of acceptable ceilings are: metal linear, 2'x 2' tegular, concealed grid, drywall, and patterned 2'x 4' tiles.

               The Tenant shall provide access to all ductwork heaters, piping, controls, or valves located within the Premises by means of an accessible ceiling tile or flush access panels.

          H.   FLOORING

               The choice of flooring materials may be restricted due to superimposed dead load constraints given in the structural guidelines which follow.

               The top of structural deck at all areas of Level I is established at minus 2" below final finished floor elevation. Floor assemblies at Level 1 locations which make up this difference shall be provided as part of the Tenant's work.

               The top of structural deck at all upper levels cannot be recessed to receive finish floor assemblies. All flooring at upper levels shall be installed directly upon the structural deck. A smooth transition between material and level changes shall be detailed and maintained as required.

          I.   STRUCTURAL DESIGN GUIDELINES

               Modifications to the Base Building structure shall not be allowed.

Accumulated gravity loads of the Base Building and its Tenant Improvements must be understood and controlled due to the unique relationship of this facility to the existing structure on which it is placed. Load criteria is generally established as follows:

               a.   Typical floor assemblies

                    Construction dead load of base bldg               70 psf
                    Superimposed dead load of TI                      20 psf
                    Live load as given by occupancy classification

               b.   Ground floor

                    Superimposed dead load for 2" flooring            25 psf

               c.   Suspended Floors and roofs

                    Superimposed dead load for hung props              5 psf

               The values listed above are additive depending upon the Tenant's location within the Base Building. As the Tenant's design proceeds, it shall be reviewed with the Landlord's structural engineer for conformance and possible deviations within these guidelines.

          J.   MECHANICAL DESIGN GUIDELINES

               The Tenant shall be required to complete mechanical systems from points of connection identified by the Landlord.

               The design, materials and installation shall conform to the best current practice in the respective trades and shall be consistent with good engineering practice, manufacturer's recommendations, industry technical references and standards, and shall conform to all Title 24 energy conservation requirements.

               The Tenant shall submit a written request to Landlord for upgrades and/or deviations from specified utility capacities or minimum criteria requirements. Upgrades shall be subject to availability. The cost for revising any existing installation, shall be borne by the Tenant initiating the changes.

          Modifications to existing systems that are required to accommodate Tenant Improvements shall be clearly defined in both the construction documents and a written request for deviation. Modifications to existing Landlord systems shall be performed by a contractor approved by the Landlord.

          1.   Documentation

          Calculations and documentation are required to validate design requirements. Information shall be sufficient to allow thorough analysis of the design for all plumbing, fire protection and HVAC systems.

          2.   HVAC Calculations

          HVAC calculations shall utilize methods recommended by the ASHRAE Fundamental Tenant Work Agreement (latest edition) and other ASHRAE publications.

          3.   Outdoor Design Conditions

               Outdoor design shall be based on the ASHRAE data below and as required by code:

               Summer:   Dry Bulb   2-1/2% design
                         Wet Bulb   2-1/2% design

               Winter:   Dry Bulb      99% design

          4.   Indoor Design Conditions

               Tenant space indoor design shall be for temperatures indicated below or required by code:

               Summer:   75 FDB occupied
                         50 relative humidity

               Winter    68 FDB occupied
                         55 FDB unoccupied

          Heat gain calculations shall be based on the time of peak gain (month, day & hour), considering coincident solar, thermal, and internal environmental gains, full internal heat (all lights on) and full outside air requirements at design conditions. A block load shall be provided to determine the concurrent peak requirement if the zone peak loads do not occur at the same time. Heat gains for all miscellaneous and process loads shall include an itemized equipment list with a description of the item, quantity, connected load and diversity factors used to determine peak load.

          Calculations shall be provided for peak airflow based on the space sensible load. Outside air plenum, portions of lighting and roof loads should not be included in the space sensible load utilized to determine the peak CFM.

          The effect of heat removal exhaust systems shall be shown in the heat gain calculations. Heat loss calculations shall be provided for both occupied and unoccupied periods based on full heat loss and full outside air requirements at design conditions.

          5.   Landlord System Design

          Packaged air handling units have been provided to meet the heating and cooling needs of tenant spaces. Typically, all zoning is to be done with VAV boxes. Food Service Tenants shall utilize thermal exhaust for the primary source of cooling with chilled air available for supplemental cooling. Individual package rooftop or split systems shall not be utilized.

If the Tenant has heating and cooling requirements beyond those provided by the Base Building, the Tenant shall furnish and install a supplemental system that is compatible with the design of the Base Building HVAC system. Additional capacity in the chilled water loops may be available with Landlord's approval, based on Tenant's requirements.

               System Design Parameters
               ------------------------

               Refer to Mechanical Schedules included in the Landlord's Construction Documents.

               Minimum outdoor supply air requirements for retail occupancies are provided through the Landlord packaged air handler units.

               The Landlord will operate the building HVAC system only during normal published business hours. No provisions are made for 24-hour cooling or heating operation.

          6.   Exhaust Requirements

          All general exhaust requirements have been provided via the Base Building exhaust system. The ceiling or open space is utilized as a plenum, wherein 100% of the supply air is exhausted or re-circulated to maintain zero pressure differential. The minimum exhaust air requirements shall comply with code and shall meet or exceed the following:

          Toilet rooms, locker rooms, etc., shall have a minimum of 20 air changes per hour. Spaces with internally generated odors and other contaminants (for example, hair and nail salons, fabric shops, leather and pet shops, photo processors, food preparation areas) shall have the greater of:

a)   4 FPM exhaust velocity through         b)  Sufficient exhaust volume to
     the cross section of the space  (or)       prevent the migration of odors
     open to the Common Area                    to adjacent areas.

          Such rooms must have an exhaust and filtration system installed which removes odors and/or contaminants prior to introducing them into the return air/exhaust system or they must be exhausted to the exterior of the building. Location and routing of exhaust duct shall be coordinated with the Landlord.

          Kitchen hoods shall be exhausted per the equipment manufacturer's recommendations. Exhausts shall be sized to remove the average internal heat gain.

          As applicable, Tenant shall furnish and install a toilet room exhaust fan(s) with back draft damper(s). The fan(s) shall be connected to the Landlord's master toilet exhaust system at ceiling level, and operate whenever the switch light is turned on in the toilet room(s).

          Balance Requirements
          --------------------

          Balance requirements for Tenant systems necessitate that the air pressure differential between adjacent spaces shall be neutral. A negative pressure relative to the adjacent spaces shall be maintained in the areas requiring exhaust systems as previously described.

          The Tenant shall employ a contractor approved by the Landlord to balance systems to design specifications. All balancing work shall be scheduled through the Landlord's Project Manager.

          7.   General Provisions

               Design all piping and ductwork to present a neat and orderly appearance, running lines parallel with building structural grid or walls. Keep piping and ductwork free from contact with adjacent surfaces to prevent noise transmission. Systems should be designed to accommodate thermal expansion.

               Locate all above floor piping, ductwork, equipment, etc., in the joist space or adjacent to the bottom of joists and beams. Clear heights must be held at a maximum so that mezzanines or other architectural features, electrical or mechanical systems and stacked storage can be accommodated.

               Piping and ductwork shall be concealed in walls, above ceilings, or, if left exposed, it shall be located out of public reach finished to blend with surrounding surfaces. Pressure piping shall be above grade and accessible. All penetrations shall be sleeved and fire stopped as required. NOTE: The Contractor shall avoid penetrating the acoustical envelope that surrounds the Theatres on Level 3 and 3M.

               All mechanical systems shall be designed and installed so that access through other Tenant spaces or Common Area is not required. Routing to remote system components that require access through other Tenant spaces or the Common Area shall be coordinated with the Landlord's Project Manager prior to the start of construction. Labels, no farther than twenty feet apart, shall be provided to identify component, Tenant name, and space number.

          8.   Access Requirements

               All components and equipment shall be provided with adequate access for periodic inspection, service and replacement. This requirement applies to both Tenant and Landlord systems within the space and may require access through a Tenant space.

               Technical Guidelines
               --------------------

               A 24"x 24" minimum size wall or ceiling access door or panel shall be provided for all valves, clean outs, dampers, controls, devices, etc. Panels shall be hinged and latched. Nailed or screwed attachment is not acceptable. Knockout panels, removable ceilings or wall sections shall be provided for removal or service of equipment larger than allowed by a 24"x 24" access size.

               All access panels shall be provided with engraved, adhesive or stenciled labels identifying the equipment, valves, etc., requiring access. Label acoustical ceiling grid to indicate where tiles should be removed for access to equipment. All valves, dampers, controls, etc. shall be marked by tying a piece of "caution tape" to the valve or damper, in order to facilitate locating the valves or dampers.

               Provide the minimum clearance recommended by the equipment manufacturer at all service points.

               The Tenant shall demonstrate accessibility of all components to the Landlord's Project Manager prior to occupancy. This information should also be reflected on the Shop Drawing submittals.

               Existing Installations
               ----------------------

               Reuse of all or part of existing installations is subject to the field verification of the capacity and condition of the components. Construction documents shall provide minimum performance parameters, refurbishing specifications and establish a verification procedure requiring a written report. This report shall detail inspection and service performed, repairs, additional recommendations, and performance test results including balancing data. Copies shall be submitted to Landlord for approval.

          9.   Roof or Grade-Mounted Equipment

               No mechanical equipment may be installed on the roof or on grade.

          10.  Insulation

               Insulation shall be required on all surfaces to retard undesirable heat transfer and to prevent condensation. Above ground plastic drainage piping, where allowed, shall be insulated for sound control. All insulation jackets, adhesives, sealers and coatings shall be noncombustible and shall be continuous through walls, floors, partitions and sleeves. Tests, inspections and surface cleanings shall be completed prior to insulation being applied. Where Tenant insulation extends from an existing Landlord component, the R-value, vapor barrier and jacketing material shall match the existing installation.

          K.   PLUMBING

               The Tenant is responsible for the installation of plumbing systems for its space. Point of connections to the Base Building systems must be confirmed on the Tenant Improvement Documents. A requirement must be noted on the Construction Documents to schedule connection to Base Building mains.

               Plumbing shall not be installed in the demising walls of a space. Piping exposed to freezing ambient conditions shall be heat traced and insulated. PVC piping shall be limited to code allowable installations. All piping systems shall be pressure tested.

               1.   Domestic Water

                    A domestic water point of connection is available at designated locations. A shutoff valve is required at the point of connection, if none exists.

                    Domestic water is supplied at the pressure available from utility minus piping pressure losses to the point of connection. Tenants requiring specific pressures should test the available pressure and install regulators or booster pump systems to meet their needs.

                    Technical Guidelines
                    --------------------

                    Provide isolation valves for all fixtures, equipment or installations exposed to ambient conditions.

                    Backflow preventers shall be installed where equipment, fountains, soda dispensers, etc., are directly connected to the domestic water system.

                    Water hammer arrestors shall be installed where required for fixture protection.

                    Electric water heaters may be instantaneous or storage tank type. Tank type heaters shall be installed in a four-inch deep overflow pan. Pan and water heater relief shall be piped to the nearest drain.

                    Food service Tenants and high demand water users shall provide a domestic water check meter with remote reader.

                    Domestic water piping shall be Type "L" hard drawn copper pipe and fittings. Condensate drain piping shall be Type "M" hard drawn copper pipe and fittings.

               2.   Sanitary Waste

                    Connection to the Base Building sanitary waste system is available at Landlord designated locations.

                    Garbage disposals are not permitted, unless approved in writing by the Landlord.

                    Technical Guidelines
                    --------------------

               A minimum of one full line size cleanout shall be provided in each Tenant space. Cleanout shall be floor or wall type accessible from within the Tenant's space. Under-floor piping shall be configured to utilize a four-inch waste main, where possible.

               Hair and/or solids interceptors must be installed to prevent waste from entering the sanitary waste system.

          3.   Sanitary Vent

               A master vent system connection is available at Landlord designated locations.

          4.   Grease Waste

               Code-approved grease interceptors must be installed to prevent grease-laden waste from entering the sanitary waste system. Interceptors located within a space must be surface-mounted above the floor. Grease interceptors outside the Premises must be approved by the Landlord.

               A master grease waste system and common grease inceptor has been provided for the Taste of San Francisco. A connection is available at designated locations.

          5.   Natural Gas

               Natural gas service is available for pre-designated food service areas only. Service for individual retails spaces is not available. No Tenants shall be allowed to use gas for domestic water heaters. The Tenant shall be responsible for coordinating available capacity, pressure, service connection, etc., with the Landlord. Separate metering shall not be available from PG&E.

               Technical Guidelines
               --------------------

               Gas piping shall be schedule 40 black steel and may utilize screw fittings for low pressure service up to two-inches in size where code allows. All high pressure or low pressure piping (2-1/2" and larger) shall utilize all welded fittings.

               All piping shall be finished with a rust inhibitive primer, color coded finish and identification labels.

               The gas service from the meter room shall be low pressure and all piping located within concealed areas shall be sleeved and vented.

          6.   Testing

               Domestic Hot & Cold Water Lines - Test in accordance with the UPC and SF Plumbing Codes.

               Sanitary waste and vent piping, natural gas and storm drain lines -Test in accordance with the UPC and SF Plumbing Codes.

               Apply tests for a minimum period of four (4) hours, or until tests are complete. Tests need to be witnessed and signed off by a representative of the Landlord.

     L.   FIRE PROTECTION

          The Base Building provides a wet automatic fire sprinkler system with drops on swing-arms distributed at code minimum throughout the unfinished space. Integrate sprinkler distribution with final design of spaces and ceilingscape, and augment heads as required for proper coverage.

          All systems shall be charged and operational when the Contractor is not on the Premises or a fire watch shall be posted by the Tenant. Schedule all work with the Landlord's Project Manager.

          Provide freeze protection for areas exposed to freezing conditions.

     M.   HVAC EQUIPMENT

          The Tenant is responsible for the installation of heating and cooling equipment to complete the variable air volume system for the Premises and/or provide supplemental equipment for specific merchandising needs.

          1.   VAV Boxes

               VAV boxes shall utilize DDC controls consistent with the Base Building BMS. Provide specifications for VAV boxes on the Construction Documents. Include manufacturer data, control specifications, minimum and maximum setpoints, and fan setpoint and heating coil information (where applicable). Minimum primary air setpoint shall be zero CFM unless otherwise directed by Landlord.

Maximum primary air setpoint shall be scheduled as the quantity required to offset the space sensible load shown in the heat gain calculations.

          2.   Supplemental HVAC

               Supplemental HVAC equipment can be installed only with the Landlord's written approval. The use of supplemental equipment will be limited to merchandising needs that require 24-hour operation, temperature or humidity control beyond that available from the Base Building system.

               Technical Guidelines
               --------------------

               Use of reheat coils shall be confirmed with the Landlord relative to Base Building systems.

               All systems shall be provided with two-inch high efficiency filters, compressor protection timers, and factory mixing box (where available).

               Condensate drain piping shall be pitched a minimum of 1/4" per foot away from the drain pan and incorporate a properly designed trap as recommended by coil manufacturer to prevent air pockets, intake or loss. All condensate drains shall terminate in a code approved building waste system.

     N.   AIR DISTRIBUTION

          All air distribution systems shall be designed, constructed and installed as recommended by ASHRAE and SMACNA and in compliance with Title 24 standards. Systems shall be designed and components selected such that ductwork external to the building will not be required.

          All ducts, diffusers, grilles, registers, etc., shall be protected to maintain the rating of the construction in which they are installed or pass through.

          All ductwork shall be shop fabricated galvanized steel sealed for low leakage. Flexible connections shall be utilized at all equipment with moving or rotating components. Temporary filters shall be utilized for units operating during construction. Upon completion of construction, a filter change must be performed.

          No Tenant ductwork shall be attached to the Landlord's ductwork, sprinklers, plumbing lines, conduits, or their support, but must be independently support from the Base Building structure.

          Display windows must be ventilated to remove the lighting heat gain. All air distribution devices and systems shall be selected for a maximum noise criteria level of NC35.

          1.   Primary Air Ductwork

               The Tenant is responsible for tapping and extending the primary air ductwork from the Landlord-supplied Tenant supply main to the VAV box. Ductwork upstream of the VAV box shall be constructed to a four-inch pressure classification. Utilize rigid duct only. No flexible ductwork may be utilized upstream of the VAV box.

               Ductwork shall be configured to provide a minimum of four equivalent diameters of straight run directly upstream of the VAV box inlet.

          2.   Secondary Air Ductwork

               Ductwork downstream of the VAV box shall be constructed to a two-inch classification. The air distribution system shall provide adequate air motion to all portions of the demised space. All conditioned areas shall have even temperature distribution without excessive air motion. Supply air shall be distributed from lowest ceiling elevation.

               Technical Guidelines
               --------------------

               Linear, slot or louvered face diffusers may be utilized for supply air. Perforated face diffusers are not acceptable. Air diffusers, registers, and grilles shall be factory finished. Mounting frames shall be provided to facilitate removal.

               Ductwork shall be sized for a maximum friction loss of 0.10 inches of water column per 100 feet of duct at design airflow. Branch duct runouts shall include a balancing damper. Balancing dampers shall be installed at all supply diffusers.

               All exposed ductwork shall be rigid construction. Flexible duct may be used only for concealed, low pressure runouts to individual diffusers. A flexible duct runout shall not exceed five feet in length.

          3.   Return Air

               The ceiling cavity will be utilized as a return air plenum. Return air registers shall be located at the highest ceiling elevation to eliminate heat buildup.

               Technical Guidelines.

               Registers shall be sized for the space supply air capacity plus an additional 50 CFM per lineal foot of storefront to accommodate return air for the Common Area. Maximum velocity through registers shall be 400 FPM.

               A 16 square foot free area (minimum) return air transfer opening shall be provided in each demising wall shared with an adjacent Tenant. Where the demising wall is a smoke zone separation, no opening is permitted.

               Transfer ducts with a free area equivalent to the required openings must be provided between openings where no ceilings are installed to maintain the integrity of the return air system.

               Cooking areas and kitchens shall be isolated from the general return air plenum.

               All full height walls must have normally closed dampers installed for smoke evacuation and must be tied to the Base Building Life Safety system. The Tenant shall extend wiring to the appropriate point and shall employ the Landlord-designated contractor to complete and test the installation.

          4.   Kitchen Exhaust

               The Base Building has made provisions for routing of kitchen hood exhaust duct risers and termination of same at the roof level.

               Provide auxiliary normally open and closed hood fire extinguishing system alarm contacts for connection to Landlord's fire alarm system. Tenant shall extend wiring from contacts to the termination point designated by the Landlord and utilize a contractor designated by Landlord for all hardware and software modifications required to complete the interface.

               Grease filtration equipment shall be selected for optimal efficiency.

The Tenant shall be responsible for preventing odor migration to adjacent areas. Supplemental air treatment systems required to remove objectionable odors and smoke shall be installed by the Tenant.

               Kitchen exhaust systems shall terminate outside the building in a manner that disperses effluents to avoid contamination of outside air intakes and prevents down-drafting or pocketing in low points or accumulation on adjacent building components.

     O.   TEMPERATURE CONTROL

          The Base Building temperature control system consists of a complete mechanical equipment automation system. All control dampers actuators, temperature sensors, and miscellaneous equipment has been provided for all of the Base Building-supplied equipment.

          All communications and control wiring must be run in conduit. Any changes or additions to the existing systems for Tenant Improvement work, are to be approved by the Landlord.

          The Tenant shall provide a conduit from the accessible ceiling cavity to a wall-mounted outlet box for each wall-mounted sensor, thermostat or control device. Conduit shall be extended to controlled equipment facilitating installation of wiring or tubing where ceiling construction is inaccessible.

          Final connection to the Landlord temperature control system and programming of controls and sensors will be performed only by Landlord approved contractor.

          1.   Supplemental HVAC

               The Tenant shall provide a wall mounted thermostat or sensor for each piece of heating and cooling equipment. Control system shall employ a seven day timeclock or programmable thermostat to automate equipment operation. An interface with the Base Building temperature control system must be provided for all supplemental equipment. Equipment must be capable of being de-energized during smoke control functions.

               Exhaust system operation, other than toilet exhaust fans connected to the Landlord system, shall provide continuous operation during business hours.

               Provide the necessary smoke or ionization detectors and interlocking devices for Life Safety systems. Detectors shall have auxiliary contacts. No interconnection with Base Building Life Safety System shall be allowed except for monitoring or alarm purposes as required by local code. Where interconnection is required, devices compatible with Base Building systems shall be utilized. Tenants shall utilize the Landlord's approved contractor for all hardware and software modifications to complete the system.

               Tenant shall include a sequence of operation for all mechanical equipment.

     P.   ELECTRICAL DESIGN GUIDELINES

          The Tenant's electrical service and equipment must be compatible with the overall electrical system for the Center.

          The Tenant is required to provide and install conduit and wiring from the Landlord designated Electrical Room to their Tenant space, as well as complete the electrical systems within their space. Points of connection within the Electrical Rooms will be provided by Landlord. All connections must be performed by a contractor approved by the Landlord.

          Design, materials and installation shall conform to best engineering practice, manufacturer's recommendations, industry technical references and standards, and shall be in compliance with Title 24 requirements.

          Tenants shall submit to the Landlord an itemized summary of their proposed electrical requirements regarding increased load, service switch, fuse protection, service conduit and wire. The Tenant shall submit a written request for upgrades and/or deviations from specified utility capacities or minimum criteria requirements.

          Modifications to existing systems that are required to accommodate Tenant Improvements shall be clearly defined in both the Tenant's construction documents and a written request for deviation. Modifications to existing Landlord systems, if approved, shall be performed at Tenant's expense by a contractor approved by the Landlord.

          Except as expressly provided in the Lease, Tenant shall not install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Center nor shall Tenant install or maintain in the Leased Premises any device or equipment which might interfere with radio or television broadcasting or reception from or in the Center or elsewhere.

          1.   Documentation

               Calculations and documentation are required to validate design requirements. Information shall be sufficient to allow thorough analysis of the design.

          2.   Service Entrance and Metering

               The Tenant is not a customer of the utility company, however, the design should be executed as if the Tenant were acquiring power directly from the utility company.

               Permanent service to Tenant spaces shall be distributed by the Tenant from the Base Building Electrical Equipment Room as designated by the Landlord.

          3.   Maximum Service Sizes

               Electrical system conduit and switches have been sized to accommodate heating requirements for Tenants in certain areas of the building.

          4.   Balance

               Service to each Tenant shall be arranged to maintain a balance between phases of 10% or less.

          5.   Short Circuit Current

               The Landlord will provide the available fault current level existing at the connection to the Landlord's service distribution point. All equipment shall be installed to withstand the available short circuit current within the Tenant space.

          6.   Grounding

               All equipment, devices and fixtures shall be grounded in compliance with NEC and UL requirements. The plumbing piping system shall not be used as a ground. Transformer neutrals shall be securely grounded to the building steel only using a Cadweld connection.

          7.   General Provisions

               Temporary power will not be provided. Tenant contractor must install permanent feeder conductors from the Landlord's service distribution point immediately for use as the source of light and power during construction.

               All boxes shall have devices or light fixtures installed, or they shall be appropriately covered and capped. All panels and other electrical equipment must have covers with complete directories. After completion of the permanent installation remove all temporary wiring.

          8.   Existing Installations

               Reuse of all or part of existing installations is subject to field verification of the capacity and condition of the components and approval by the Landlord.

     Q.   LIGHTING AND POWER

          The Tenant is responsible for providing and installing all lighting and power equipment necessary to complete the electrical system for its Tenant Improvement space. It's system shall be integrated with the Base Building energy management system.

          1.   Wires, Cables and Conduit

               Distribution feeders and sub-feeders shall be copper with approved compression lugs used at terminations. Maximum wire size shall be 500 MCM copper. Minimum wire size shall be #12 AWG for light and power. Insulation shall be THW or THHN-THWN.

               All wiring shall be color-coded as follows:

               208/120 volt systems        480/277 volt systems
               Phase A-Black               Phase A-Brown
               Phase B-Red                 Phase B-Orange
               Phase C-Blue                Phase C-Yellow
               Neutral-White               Neutral-White with tracer or gray

               Color-code shall identify the same phase throughout the system, from service switch or transformer through all branch circuitry.

               Only electric metallic tubing and rigid galvanized conduit are permitted.

               All conduit runs shall be designed to present a neat and orderly appearance, running lines parallel with building structure or walls. Proper fittings shall be provided when crossing building expansion lines.

          2.   Circuit and Motor Disconnects

               Disconnect switches shall be general duty. Provide NEMA 1 enclosures for interior locations. A line voltage, horsepower-rated disconnect switch shall be installed adjacent to each motor. Label all devices external to the lease space with the lease space name.

          3.   Transformers

               All transformers shall be three-phase. 15 KVA and smaller shall be wall-mounted above the panel board. Transformers shall have Class H insulation, with multiple taps above the rated voltage. Demand load shall not be greater than 80% of the transformer rating. The connected loads shall be balanced so that a variation of amperage among the phases of less than 10% is present.

          4.   Distribution

               Tenants shall install circuit breaker type distribution panels. If distribution is made from a trough, separate taps shall be made from the feeder to each load. Parallel feeders shall be spliced together adjacent to each tap.

               No tap shall be made that does not terminate in circuit breaker protection immediately adjacent to the trough. All panels are to be UL-labeled. Circuit breakers are to be bolt-on type. The neutral bus in all panels is to be isolated from a grounding bus.

          5.   Lighting and Receptacle Panels

               All panels are to be UL labeled with bolt-on type circuit breakers.

               208/120 volt lighting and/or receptacle panels must be protected individually. A device ahead of a transformer supplying that panel is unacceptable.

               480/277 volt panel bus shall be suited to its protection as well as adequate for the design load plus a minimum of 15% spare. Multi-pole loads shall be protected by multi-pole circuit breakers having common trip and single handle. Handle ties and trough clips or pins are unacceptable.

               Use switch duty circuit breakers when used to control loads.

          6.   Illumination

               UL-labels must appear on all lighting fixtures. Flexible conduit tails, up to six feet in length, may be used between junction boxes lighting fixtures. Outlet boxes may serve up to four separate fixtures. Ballasts shall be high-power factor CBM labeled.

               The Tenant shall supply and install all required emergency, exit route and exit sign lighting for its Tenant space. Battery backup operated fixtures are required for emergency and exit lighting.

               Signing and storefront illumination is to be automatically controlled and illuminated in accordance with Landlord's operating regulations.

     R.   LIFE SAFETY SYSTEMS

          Tenant must use a contractor approved by the Landlord for all hardware and software modifications to complete life safety systems interface.

          Alarm cable is available at Landlord designated locations for Tenant's connection to Tenant provided fire alarm devices.

          A smoke detector specified by the Landlord shall be installed at the entrance of the Tenant space and connected to the Base Building life safety system by a contractor approved by the Landlord.

          For pre-designated restaurant locations, a connection point for hood extinguishing systems is provided at locations designated by Landlord.

     S.   TELECOMMUNICATIONS

          The Tenant shall contact the Landlord and arrange for telephone service. Tenant shall be responsible for providing telephone service cable from Landlord-designated Satellite Electronic Equipment Room (SEER) to the Tenant space.

          All telecommunication cable shall be installed in conduit. All conduit must be installed in fire-stopped sleeves when passing through fire rated partitions. All telecommunications systems to comply to Title 24 requirements.

     T.   SECURITY SYSTEM

          Landlord shall provide and install electronic detectors on all door openings into the Common Area and at all exterior openings of the Building.

          Landlord shall provide and install a video camera surveillance system within the Base Building in order to provide limited surveillance of all common areas. The Landlord is not responsible for security surveillance within Tenant spaces. The Tenant may add its own camera surveillance system within its space as an independent system or it may contract with the Landlord to tie into the Base Building system. In the latter case, the Tenant shall use equipment which is compatible with the Base Building System. All Tenant security equipment must be approved by the Landlord.

          Any Tenant installed electronic security systems and shoplifting detection devices shall be designed to be concealed from public view. Free standing posts, suspended rails, or walk through portals are not permitted. Installation of Tenant security systems must be approved by the Landlord prior to installation.

     U.   ACOUSTICAL CRITERIA

          (Note: Tenants are required to design Premises to MC30 criteria.)

IV.  TENANT DESIGN SUBMITTAL AND REVIEW

     As guidance to the Tenant and its architect, these standards constitute minimum criteria for design delivery. With the approval of the Landlord, these standards may be modified as appropriate for the scope of a given project. All costs associated with the design requirements described herein will be the Tenant's responsibility.

     All prints, drawing information and other material to be furnished by Tenant to Landlord for approval as required in this Exhibit shall be addressed to Landlord, c/o Sony Development, 3001 San Fernando Boulevard, Burbank, California, 91504, Attention: Project Manager.

     A.   SELECTION OF TENANT'S ARCHITECT

          The Tenant shall engage an Architect/Engineer to prepare complete construction drawings and technical specifications for the improvements to the Premises in compliance with the Terms of the Lease Agreement. Tenants needing assistance in locating an experienced, locally licensed Architect/Engineer should contact the Landlord. The Tenant must forward a copy of this Tenant Work Agreement along with a copy of the Tenant Lease Plan and associated details to its Architect/Engineer. The Tenant shall also notify Landlord of the Architect/Engineer's name, address and telephone number.

          The Architect/Engineer shall be registered in the State of California and all construction drawings and technical specifications shall be signed and sealed by the A/E as required by statute.

          Tenant shall be responsible for all fees and costs incurred by its architect and other consultants.

     B.   DOCUMENTATION PHASES

          1.   Concept Development

               The objective of Concept Development is to develop, research, and evaluate alternative design ideas and arrive at a recommended concept. When drawings are required for these phases, they shall meet the standards for Schematic Design drawings.

          2.   Schematic Design

               Schematic documents illustrate its approved program for the Project. From approved Concept Development documents, the Project Team shall prepare Schematic drawings consisting of plans, elevations, sections, and other drawings as necessary to illustrate and fix the size and character of the entire Project. These drawings shall delineate the kinds of materials, types of construction, show/action systems, mechanical and electrical systems, and other work as may be necessary. Schematic drawings shall be approved by the Landlord before proceeding with the Design Development phase.

          3.   Design Development

               Design Development documents finalize design details; equipment quantities, locations and functions; material selections; as well as implementation of strategy, schedule, and budget.

               Design Development drawings may be an extension of the Schematic drawings, the beginning of Construction Documents, or a combination of both, depending on the level of confidence in project scope. All drawing sheets that are intended to be developed into Construction Documents shall meet the standards for Construction Documents. Design Development drawings shall be submitted with a list of the proposed Construction Documents that will be required to complete the Project (the preliminary Schedule of Drawings) for approval by the Landlord, before proceeding with the Construction Documents.

          4.   Construction Documents

               Construction Documents are all instruments, which when combined, form the written scope of work for the Project.

               Construction Document drawings are historical records. As such, they must be clear, concise and legible. All Construction Document Drawings shall conform to the standards set forth in the following sections.

     C.   DESIGN REVIEWS

          The Landlord has established procedures to expedite the required approvals of the Tenant's drawings. Deviation from this procedure could result in needless delay and expensive re-drafting of the Drawings. Tenant must secure Landlord's approval as specified herein failing which design is proceeding at Tenant's sole risk. Within fifteen (15) business days of receipt of each Tenant Improvement submittal, Landlord shall return to Tenant's Architect one (1) set each of prints of Tenant Improvement Drawings with modifications and/or approval subject to modifications and an explanation of any portions disapproved.

          In the event the Tenant, following receipt of Landlord approval of any submittal hereunder, makes substantive changes to the design materials or other contents of the submission approved, the Tenant shall resubmit for Landlord's approval of the changes. All costs incurred by Landlord, associated with any additional reviews after the first approval is issued, including fully burdened internal and consultants' costs, will be reimbursed by Tenant or subtracted by Landlord from any amounts that may become due to Tenant. Failure to provide adequate information will be cause for the return of the submission with no review by Landlord. If Tenant Improvement Drawings are returned to Tenant with modifications, but not bearing Landlord's approval, said Tenant Improvement Drawings shall be immediately revised by Tenant and resubmitted to Landlord for approval in accordance with original submission requirements or with requested modifications within fifteen (15) business days of their receipt by Tenant.
Once approved, the Tenant Improvement Drawings shall deemed to be a part of the Lease.

          It is the Tenant's Architect's responsibility to incorporate all of Landlord's comments and corrections into the final construction documents before they are released to the Tenant's contractor for construction. The Landlord reserves the right to upgrade the Tenant's construction specification standards, shown on the working drawings and/or specifications, where the Tenant's construction would adversely affect the Landlord's overall insurance rating for the Center as determined by the Landlord's insurance underwriter.

          All Design documents prepared by Tenant's Architect shall be submitted to the Landlord for approval in the form of three (3) copies of blueline prints, one (1) sepia print, and one copy of electronic media files. Only after the Tenant's Architect has received one set of final Landlord approved construction drawings, and the Tenant's contractor has obtained a building permit, can construction be started at the site. If, after the Tenant or Tenant's Architect has received approved drawings from Landlord, any changes in design or materials are necessary or desired, the drawings must be resubmitted to Landlord. Only after Landlord has approved the changes can the Tenant's contractor proceed with the revisions.

          Landlord's approval of the Construction Documents is for compliance with the criteria established in this Tenant Work Agreement only. By reviewing these drawings, the Landlord and its agent(s) assume no responsibility whatsoever, including but not limited to responsibility for code or legal compliance, dimensional accuracy, engineering adequacy, or completeness of the drawings for construction purposes, or any other aspect of the accuracy of the Documents.

          1. CONCEPT DEVELOPMENT REVIEW-In early Concept Development, the Tenant's designers and planners propose a fundamental idea and general goals of the proposal to the Landlord. In the buy-off review, the Landlord approves the proposed concept. Upon Landlord's approval, the Project can advance to the Schematic Design Phase.

          2. SCHEMATIC DESIGN REVIEW-In early Schematic Design review(s), the Tenant's design team presents key design concepts to the Landlord. In the Schematic coordination review('s), other disciplines provide multi-function schematic design input. In the Schematic buy-off review, the Landlord again critiques the Project.

          In addition, with its Schematic Design Submittal, the Tenant shall submit a detailed Budget Estimate, developed from the Schematic Design drawings by a professional estimator, demonstrating the total estimated value of all Tenant Improvements and compliance by Tenant of its obligations under the Lease.

          3.   DESIGN DEVELOPMENT AND CONSTRUCTION DOCUMENTS REVIEW

               During these project phases, formal submittals and acceptance reviews are scheduled for the completion and approval of documents through the following milestones:

               .    Design Development completion (considered 30% of
construction documents) completion of Construction Documents.

               .    100% completion of Construction Documents.

               All Construction Documents prepared by Tenant's Architect shall be submitted to the Landlord in the form of three (3) copies of blueline prints and one (1) sepia print of the completed construction documents, two (2) copies of the Specification and supporting documents (if separate from the drawings) along with one (1) copy of electronic media files.

     D.   DESIGN DELIVERABLES

          The following listings for Concept Design, Schematic Design, Design Development, and Construction Documents describe the typical Design Deliverables for each of the Design Phases. The listings shall be used as guides to produce a specific matrix for each Project and shall be adapted to each Project's needs and unique requirements as applicable.

          To ensure that there is no misunderstanding of the Landlord's requirements, a detailed review of standards, design criteria, and other pertinent information shall be held with the Tenant's consultants on each project before the start of their participation in the design work.

          All Schematic Design, Design Development, and Contract (working) Drawings shall be prepared on standard "E size (42" long x 30" high) vellum drawing sheets.

          Concept drawings may be produced in varying sizes and formats appropriate to their use. Regardless, and without exception, all drawings shall contain the following information.

               .    Firm's Name
               .    Project Title
               .    Project Location
               .    North Orientation
               .    Drawing Title
               .    Drawing Number
               .    Project Code Number
               .    Scale(s)
               .    Date

          Certain Projects may, at the option of the Landlord's Project Manager combine the Concept Development and Schematic Design drawings into one set. Usually such projects will be classified as minor projects (projects that can be completed on two to five drawing sheets).

          1.   Deliverables-Concept Development

               Typical deliverables for Concept Development are:
Script and/or storyboards

               .    Plan and Elevation sketches
               .    Illustrations
               .    Show lists
               .    Models

          2.   Deliverables-Schematic Design

               Typical deliverables, as applicable, for Schematic Design are:

               Architecture / Interiors
               ------------------------

               .    Floor Plan(s) as required to illustrate interior themes.
Overall layout and key horizontal dimensions

                    -    Major materials indicated
                    -    Stairs (if applicable)
                    -    Room names
                    - Room sizes with the horizontal dimension first, then the vertical dimensions (in relation to the drawing sheet), such as 8' - 6" x 11' - 0"
                    -    Location of partitions, doors, service-exit doors
                    -    Lease Line relationship to adjacent tenants
                    -    Indicate Landlord's and/or Tenant's responsibility
                    -    Overall dimensions of space and column locations
                    -    Built-in cabinets and millwork
                    -    Ceiling height for each space
                    -    Key plan showing the location of the Leased Premises
                    - Restaurant plans shall show seating layout and fixtures and Kitchen layout shall show equipment locations.
                    - Merchandising layout of the space indicating merchandise allocations and fixture locations, both permanent and moveable, and stockroom plans shall show interior shelving layout.
                    - All fire department requirements to be shown on the respective drawings

               .    A Finish Schedule with room names and material finishes.
               .    Reflected ceiling plans to show ceiling materials, type of treatment, and change in ceiling height, sprinkler head
                    locations
               .    Elevation of Tenant's Frontage

                    - Colored Rendering showing signage, display cases, closure, and identifying all materials to be used.
                    - Size of Tenant's Frontage opening and type of security closure proposed
                    -    Section through Tenant's frontage
                    - Sketches, perspectives, sections, or other details that will clarify the design of the storefront and the Design Control Area.

               .    Interior elevations to show basic dimensions, materials,
                    casework, finishes, specialty items, trims, and colors.
               .    Building Sections with general construction systems and
                    materials, key vertical dimensions
               .    All important details affecting the design of the Project
                    shall be included.
               .    Show compliance with Title 24, A.D.A. access requirements

               Structural Engineering
               ----------------------

               .    Dimensional plans showing framing concept
               .    Elevations and sections
               .    Approximate height of miscellaneous framing members
               .    Wall framing types and materials
               .    Description of unique or special requirements
               .    Framing concept for support of major rockwork
               .    Design basis - preliminary
               .    Value engineering recommendations

               Mechanical Engineering
               ----------------------

               .    Existing Mechanical utility systems and POC's
               .    Estimated A/C loads by area
               .    Preliminary plan showing main duct runs in single line
                    format
               .    Equipment locations
               .    Estimate of demand for domestic water and fire water
               .    Locations of sprinkler risers
               .    Estimate of demand for natural gas
               .    Preliminary description of systems and materials
               .    Description of unique or special requirements
               .    Estimate of loads for sanitary system
               .    Design basis - preliminary
               .    Value engineering recommendations

               Electrical Engineering
               ----------------------

               .    Estimated electrical load and demand factors
               .    Preliminary single line diagram of power distribution
               .    Equipment locations
               .    Descriptions of lighting, power, control data and
                    communications systems
               .    Emergency power requirements
               .    Description of unique or special requirements
               .    Design basis - preliminary
               .    Value engineering recommendations
               .    Life Safety System - connection to the Base Building systems

               Show Set
               --------

               .    Preliminary scenic unit layout.
               .    Interface between architecture and scenery including
                    lighting positioning.
               .    Locations, sizes and requirements for audio-animatronics,
                    animated props, show action equipment, surveillance
                    equipment.
               .    Sequential identification of audio-animatronics, animated
                    props, show action equipment, and scenic units and props.
               .    Preliminary sections and elevations with dimensions and
                    materials identification of scenic areas, and rockwork if
                    any.
               .    Preliminary reflected ceiling plan.
               .    Locations of access for operators to audio-animatronics,
                    animated props, lighting equipment, special effects equipment, and show action equipment.
               .    Conduct preliminary prop research.  Develop list, source,
                    and photo documentation.

               Show Lighting and Themed Lighting
               ---------------------------------

               .    Preliminary types, quantities and locations of fixtures.
               .    Types of control and quantities of dimmers.
               .    Preliminary lighting electrical load (total maximum capacity or projected connected load) for basis of HVAC design.

               Kitchen Design
               --------------

               . Kitchen equipment Floor Plans to 95% completion. Kitchen equipment schedule to 95% completion. Gross mechanical and electrical loads for all kitchen equipment.
               . Upon approval of the Landlord, the Project may advance to the Design Development Phase.

               Interior Design
               ---------------

               .    Preliminary list of interior and exterior furnishings.
               .    Preliminary list of items to be furnished by Owner, with
                    special emphasis on long lead-items.
               .    Outline specifications for interiors related materials and finishes.
               .    Color palette and materials sample boards for presentation purposes.
               .    List of considerations which will affect lighting.
               .    List of considerations which will affect graphic designs.
               .    In addition to the above, the Tenant's architect shall
                    submit seven (7) sets of catalog cuts and/or photographs and/or samples showing the flooring materials, wall coverings, store fixtures, lighting fixtures, and other special treatments used in the sales area (beyond the Design
                    Control Area) so that all aspects of the public areas of the store can be reviewed by Landlord.

          3.   Deliverables - Design Development (30% Construction Documents)

               At the completion of Design Development, all design participants have a common understanding of Project goals. All major elements are defined and all control dimensions are fixed.

               Upon approval, Design Development Drawings shall be considered to represent 30% completion of Construction Drawings.

               Typical deliverables, as applicable, for Design Development are:

               Architecture
               ------------

               .    100 Series Drawings
               .    Drawing list
               .    Abbreviations, Symbols & Legends
               .    Code Analysis (Including Egress Plan)
               .    Location Plan
                    Summary Plan(s)
               .    200 Series drawings
                         Curb & Slab Plan(s) - (if not in Structural drawings):
                         Structural grids
                         Identified curbs
                         Control dimensions
                         Slab Openings
                         Floor Plan(s):
                         Structural grids
                         Major materials
                         Control dimensions
                         Major built-ins
                         Walls & partitions
                         Major equipment
                         Doors & windows
                         Major references
                         Room names and numbers
                         Overhead conditions
                         Flooring changes (dashed)

                         Reflected Ceiling Plan(s):
                         -------------------------
                         Structural grids
                         Major Materials and Type of ceiling system
                         Room names
                         Light fixtures
                         Other items attached to or penetrating through the ceiling
                         Supply and return grilles
                         Major heights and variations in level for review of sprinkler locations

               .    300 Series drawings

                         Tenant Frontage Elevations:
                         --------------------------
                         Structural grids
                         Major materials
                         Control dimensions
                         Major references
                         Doors, windows & louvers

                         Building / Partial Sections:
                         ---------------------------
                         Structural grids
                         Room names
                         Structural elements
                         Major materials
                         Control dimensions
                         Major references
                         Floors, walls & ceilings

               .    400 Series drawings
                         Partition Schedule(s):
                         ---------------------
                         Major types
                         Finish Schedule(s):
                         Names & Numbers
                         Major references
                         Major materials

                         Door Schedule(s):
                         ----------------
                         Numbers & locations
                         Door materials
                         Frame materials

                         Window Schedule(s):
                         ------------------
                         Numbers & locations
                         Sash materials
                         Frame materials

                         Door & Window Details

                         Major design details
                         --------------------
                         Sections required to explain all construction methods and materials proposed
                         Storefront details including elevation section, signage and all applied finishes
                         Vertical Circulation (if applicable)
                         Major sections
                         Major materials
                         Major references
                         Control dimensions

               .    500 Series drawings Exterior Envelope, if any
                         Major wall sections
                         Major materials
                         Structural grids
                         Major references
                         Control dimensions

               .    600 Series drawings
                         Fixture, Furnishings and Equipment Plan:
                         ---------------------------------------
                         Locate all interior and exterior furnishing items. Major onstage elevations

                         Interior Elevations:
                         -------------------
                         Locate and identify all interior materials and colors.

               Structural Engineering
               ----------------------
               .    Dimensional Floor Framing Plans
               .    Column grid dimensions
               .    Elevations and sections
               .    Design basis - final
               .    Value engineering reports

               Mechanical Engineering
               ----------------------

               .    Mechanical Utilities:
                         Preliminary mechanical utilities
                         Plans/profiles
               .    HVAC:
                    -    Equipment schedules with weights and horsepower ratings
                    -    Diffuser/register layouts
                    -    Zone configurations
                    -    Equipment layouts
                    -    Major duct and pipe space coordination
                    -    Show thermostat location(s)
                    -    Preliminary energy calculations
                    -    Updated load estimates
                    -    Plans of all duct runs in single-line format with
                         dimensioned connection between Landlord's main supply ducts, and diffuser locations
                    -    Design basis - final
                    -    Value engineering reports
               .    Plumbing:
                    -    Equipment schedules with weights and horsepower ratings
                    -    Fixture schedules and dimensioned location
                    -    Major pipe space coordination
                    -    Equipment layouts
                    -    Location of drains
                    -    Plan of all pipe runs in single-line format
                    -    Preliminary load and flow calculations
                    -    Location of grease traps, clean-outs, etc.
                    -    Riser diagram

               .    Fire Protection:
                    - Any modifications to the fire sprinkler system must have Fire Marshal and Landlord's approval
                    - A sprinkler layout shall be submitted clearly identifying the existing heads and additional and/or relocated heads on the Tenant's reflected ceiling plan

               Electrical Engineering
               ----------------------
               .    Single line diagram showing equipment and feeder sizes
               .    Location and types of lighting fixtures
               .    Location of power and phone outlets; also indicate the total power required in watts
               .    Electrical and electronic equipment layouts with dimensioned location of electrical panelboards, switchboards and other equipment
               .    Telephone connection to the Landlord's point of connection and telephone distribution system
               .    Updated load estimates and size of main switch (loading
                    requirements in watts)
               .    Size of wire and disconnect switch
               .    Design basis - final
               .    Value Engineering reports
               .    Life Safety Systems

               Show Set
               --------
               .    Overall plans, elevations and sections
               .    Final requirements for foliage and rockwork
               .    Final materials identification
               .    Integration of graphics
               .    Identification of Owner-furnished items
               .    Preliminary requirements for theatrical rigging
               .    Outline Specifications
               .    Finalize preliminary prop research, source, and photo
                    documentation

               Show Lighting and Themed Lighting
               ---------------------------------
               .    Overall plans, elevations and sections
               .    Symbols legend
               .    Lighting fixture locations
               .    Preliminary monitoring information
               .    Preliminary character fixture list

               Interior Finishes
               -----------------
               .    Finalize three color palette boards for Project.
               .    Finalize outline specifications for all interior related
                    materials and finishes.
               .    Advise Graphic Design about interior design decisions which will affect Project Graphic Design.
               .    Advise Show Lighting about interior design decisions which will affect Project Show Lighting.

          4.   Deliverables - 100% Construction Documents

               The 100% Design Review marks the point at which all Documents (Drawings, Specifications and Calculations) are essentially completed. This includes final redline mark-ups of Specifications. This review covers all Construction Documents and all final Building Department and related plan check input.

               Typical deliverables, as applicable, for 100% Construction Document Review are:

               Architecture
               ------------

               All drawings (with notes, dimensions, details and references completed) are again reviewed by the Project Team.

               Structural Engineering
               ----------------------

               Completed drawings, details, redline mark-ups of Project Specifications, and final calculations submitted for final review and coordination check.

               Mechanical Engineering
               ----------------------

               Completed drawings, details, redline mark-ups of Project Specifications, and final calculations, including Title 24 Compliance, submitted for final review and coordination check.

               Electrical Engineering
               ----------------------

               Completed drawings, details, redline mark-ups of Project Specifications, and final calculations, including Title 24 Compliance, submitted for final review and coordination check.

               Show Set and Show Lighting
               --------------------------

               Completed drawings, details, redline mark-ups of Project Specifications submitted for final review and coordination check.

               Interiors
               ---------

               Final completion and inclusion of all information into Construction Documents.

               Kitchen Design
               --------------

               Final completion and inclusion of all information into Construction Documents.

               Specifications
               --------------

               Final, complete, typed project Technical Specifications, ready for printing, and a hard copy with outstanding red-line mark-ups.

          5.   Final Review

               The final review marks the point at which all Documents (Drawings, Specifications and Calculations) are 100% complete, and are stamped and signed by the architect and engineers of record.

               The complete 100% Construction Document package is submitted to the Landlord for review. Upon the approval of the 100% Construction Document package by the Landlord, the Project advances to the Bid/Construction Phase.

     E.   CHECKING

          The Tenant shall assure that a complete check of every line, word and dimension on the Project Drawings, has been done by its design team, and a list of all additional drawings and details that may be necessary has been compiled.

          The civil, structural, mechanical, and electrical drawings shall be cross checked with reference to dimensions, clearances, interferences, and conformance to architectural requirements.

          These checks shall be made during each review, after the completion of all Construction Documents, and before the Drawings are issued for Bid and Construction - Original Release.

     F.   DESIGN DOCUMENT CONTROL AND MANAGEMENT TERMINOLOGY

          1.   Original Release
               ----------------

               Original Release is the term used to describe the first release of 100% Construction Document Drawings and Specifications which are released from Tenant to its Contractor for construction. The Original Release is not used again during the Project, except as described below under the "Bulletin" heading.

          2.   Bulletin
               --------

               Bulletin is the term used to describe revisions to Drawings and Specifications or new Drawings and Specifications released during the Construction Phase, and after the Original Release. A Bulletin will involve revisions to the work which may affect the Schedule, Budget, and/or quality of the work, and is identified on the Drawings and Specifications as "Bulletin No. ____," commencing with No. 1. When a (new) Drawing is released for the first time after the Original Release, the Drawing shall be identified in the "Issued For" column in the title block as "Bulletin No. ____ (Original Release)"

          3.   Conforming Bulletin
               -------------------

               Conforming Bulletin is the term used to signify and identify revisions to the Construction Documents which have been previously issued by the Tenant or the Tenant's Construction Manager in the form of Contract Directives, and with the issuance of a Conforming Bulletin are officially incorporated as part of the Construction Documents. Work which is officially incorporated by use of a Conforming Bulletin will involve only work which has already been defined, processed, and all issues concerning time and money have already been settled. The Number to be used to identify the Conforming Bulletin will be the next sequential number from the Bulletin Log.

          4.   Addendum
               --------

               Addendum is the term used by Landlord's Project Manager and Construction Manager to describe Construction Documents (usually Drawings and Specifications) which are amended during the Bidding Period, and are released to advise the Contractors preparing bids that the Document have been changed, and the changes indicated in the revised Documents are included in the Work.

     G.   RELEASE PROCEDURES

          1.   Original Release
               ----------------

               The Tenant shall be responsible for releases.

               On the `date' line in the title block, enter the approved issue date on all sheets in the drawing sets. Obtain the release date from the Landlord.

               In the "Issued For" box in the title block, erase all information pertaining to Pre-releases from all sheets. Enter the approved issue date in the "Date" box and enter the phrase "Original Release" on the first line at the bottom of the box. In the "Approved By" box, place the initials of the Consultant of Record.

               In the blank space immediately below the "Sheet Number" in the title block, enter the Project Code Number on all sheets, as directed by the Landlord.

               The "Description of Revisions" box is not used for the Original Release.

               Complete the "List of Drawings & Revision Status" Index on the ID-100 Sheet.

          2.   Bulletin Releases
               -----------------

               All releases after the Original Release during the Contract period will be referred to as Bulletin No. ___ and will be numbered consecutively starting with #1. This includes new Drawings which are being released for the first time but were not included in the Original Release, except such Drawing shall be identified in the title block as "BULLETIN NO. ______ (ORIGINAL RELEASE).

               For each Bulletin, erase all old clouds from the back of the sheet and draw new clouds around all new revisions, but leave all old delta symbols with numbers on the front of the Drawing sheet.

               Place a new 3/8" high delta symbol containing the new revision number on the front of the sheet at each newly revised portion.

               In the "Description of Revisions" box in the title block, on the first empty line from the bottom of the box, draw a delta symbol around the next Issue No., add the release date, and add a brief description of the revision. In the "Approved By" box, place the initials of the Consultant of Record.

               In the "Issued For" box in the title block, add the release date, and add "Bulletin No. _____". Obtain Bulletin No. from Sony (Bulletin Log). Each sheet will not necessarily have every Bulletin No., depending on which sheets are issued with which Bulletin. In the "Approved By" box, place the initials of the Consultant of Record.

               In the "Sheet Number" box in the title block, erase the old revision number from the large delta symbol and replace it with the new revision number. Number revisions sequentially on each individual drawing sheet, regardless of revision numbers on other sheets.

               Update the ID-100 Sheet "List of Drawings & Revision Status" Index. The ID-100 Sheet shall be revised and issued with each Bulletin. Do not add cloud and delta revisions to the ID-100 Sheet "List of Drawings & Revision Status." Drawing titles on the ID-100 Sheet shall be exactly as they appear in the title Blocks on the individual Drawing Sheets.

               Construction Documents which are released in Bulletins shall be signed and sealed by the Consultant of Record, and transmitted to the regulating authorities (Bldg Dept., etc.) simultaneously with release to the Contractor.

               Along with the Drawings and Specifications, deliver a Memorandum with a detailed description of each change which has been made on each Drawing Sheet and on each page of the Specifications.

          3.   Conforming Bulletins
               --------------------

               Periodically during the Construction Phase and at the end of the Contract Construction Work, effective amendments (most probably Addenda and Technical Directives) initiated by Project Management and Construction Management shall be officially incorporated into the Construction Documents.

          When this occurs, the amendments will be recorded on the Drawings and Specifications, and released in the same manner as other Bulletins, except the term "Conforming Bulletin No.

____" will be inserted into the Title Block record on the Drawings and in the top line of the header in the Specifications. The number for the Conforming Bulletin will be the next sequential number from the Bulletin Log. The last Conforming Bulletin for a Project shall be identified as "Conforming Bulletin No.____ (FINAL).

V.   TENANT IMPROVEMENT CONSTRUCTION

     A.   TENANT'S RESPONSIBILITIES

          1. Tenant is responsible for all services and items of cost necessary for the total design and construction of the Tenant Improvements for the Leased Premises ("Tenant's Work") except for any work or services expressly identified in this Tenant Work Agreement Exhibit to be provided by others. The failure of Tenant to comply with its obligations and the requirements set forth in this Exhibit, or to commence or complete the construction of the Leased Premises in accordance with the terms of the Lease to which this Exhibit is attached and made a part, may result in the Landlord invoking the remedies set forth herein to protect the Landlord's interest.

          2. Tenant acknowledges that when Landlord delivers the Leased Premises to Tenant ready for the construction of Tenant's Work, portions of the Center will still be in various stages of construction. This will necessitate, and Tenant agrees to, reentry by the Landlord's contractors into Tenant's Premises to complete work and punch list work. The construction of the base building shall be managed by Lehrer McGovern Bovis, Inc. and others as may be designated by the Landlord from time to time ("Landlord's Construction Manager"), and Tenant agrees to cooperate with Landlord's Construction Manager to coordinate the simultaneous construction of Tenant's Work and the Landlord's Work. Tenant acknowledges that the prosecution of Landlord's Work in the Center shall take precedence over Tenant's work. Tenant shall provide Construction Manager access to the Leased Premises as necessary for the Construction Manager to complete any work required in connection with Construction Manager's Work.

     B.   SELECTION OF TENANT'S GENERAL CONTRACTOR

          1. Tenant shall enter into a written contract with all contractors performing work at the Leased Premises and shall include the terms set forth in this Section V, as well as all other applicable sections and terms of the Lease and this Exhibit, as binding on all contractors who Tenant engages, directly or indirectly, to provide work or services to the Leased Premises.

          2.   Tenant shall submit to Landlord's Project Manager, at least sixty
(60) days prior to the commencement of construction, the following information:

               a. The name and address of Tenant's Project Manager who will be responsible for all aspects of the daily management of the Project and Project Team.

               b. The names and address of the general contractor Tenant intends to engage ("Tenant's Contractor") in the construction of its Leased Premises and the names of all other on-site and off-site representative and telephone numbers.

               c. The names and addresses and contacts for all other Tenant's contractors, including mechanical, electrical and plumbing subcontractors, with names of on-site and off-site representatives and telephone numbers.

          3. Tenant's needing assistance in locating experienced local general contractors should contact the Landlord's Project Manager. All contractors engaged by Tenant shall be licensed, possessing good labor relations policies, capable of performing quality workmanship and working in harmony with Landlord's Project Manager and Construction Manager and other contractors on the job. All of Tenant's contractors and subcontractors must comply with all Affirmative Action provisions of the Lease.

     C.   PERMITS

          The Tenant, or its Contractor, shall submit the permit application form and three sets of prints and specifications (four sets for restaurants) to, and apply for a building permit from the San Francisco City and County Public Works Department, Department of Building Inspection. The Tenant's Contractor shall be required to pay for all building permit fees before a building permit can be processed.

          Also, prior to the issuance of a permit, the building official will forward the prints and specifications to all other regulating authorities as may be required for their review and approval. Refer to the listing of San Francisco City Departments given at the beginning of this Criteria. It is a requirement of the City of San Francisco that all contractors obtain a city business license before a building permit can be issued. Contractors should contact the City of San Francisco Contractors Registration Department at (415) 558-6088 for additional information.

          All building permits and one set of approved drawings must be kept at the construction site during construction.

     D.   PREREQUISITES TO TENANT'S CONSTRUCTION

          Before the Tenant's Contractor can mobilize to begin actual construction, the following prerequisites must be complete:

          1. The Landlord's Project Manager for Tenant Construction has been advised of the name of the Tenant's Contractor and has given the required approval, and all required General Contractor's information has been provided to the Landlord's Project Manager for Tenant Construction.

          2. Final working drawings and specifications have been approved for construction by the Landlord's Project Manager and written approval to proceed has been received. The Tenant's Contractor shall not deviate from approved drawings and specifications without obtaining prior permission from the Tenant, Landlord, and the applicable building department or other governmental agency.

          3. The Tenant's Contractor has obtained and reviewed with the Landlord's Project Manager, and signed and accepted, the rules and regulations by which the Tenant's Contractor must comply.

          4. Tenant's Contractor has visited the construction site, and had a pre-construction meeting with the Landlord's Project Manager for Tenant Construction and agreed to coordination, access and site restrictions, including those imposed by the San Francisco Redevelopment Agency and all other regulatory agencies, parking, security, loading and unloading and all other Project specific issues.

          5. Tenant's Contractor shall file drawings and secure all permits prior to any construction. Building permit(s) obtained and a copy of same submitted to the Landlord's Project Manager for Tenant Construction. The original(s) must be posted at the Leased Premises during construction. All work shall comply in all respects with applicable Federal, State, County and/or City statutes, ordinances, regulations, laws and codes. All required building and other permits in connection with the commencement and completion of construction of Leased Premise shall be obtained and paid for by Tenant.

          6. Tenant's Contractor has verified and confirmed to the Landlord in writing the accuracy of all on-site elevations, dimensions and conditions.

          7. Tenant and its contractors have submitted a program demonstrating ongoing compliance with the affirmative action specifications of the Lease.

          8. The Tenant's Contractor has provided a Project Execution Schedule consisting of comprehensive Network Logic Diagram covering all portions of his Work, contractors, subcontractors and suppliers. The Network Logic Diagram will include work activity descriptions, sequence of Work, logic relationships, time estimates and labor manpower requirements, area completion date(s), and other information as requested by the Landlord and/or the Construction Manager.

     E.   TENANT'S PROJECT MANAGEMENT

          1. Preconstruction Meeting- Prior to mobilizing to the building and beginning construction, the Tenant's Project Manager and Tenant's Contractor shall meet with the Landlord for a preconstruction meeting to discuss all aspects of construction, including the construction work schedule, the Tenant's safety program, barricades, parking, access, security, loading/unloading, reservation of freight elevators, cleanliness of construction area, and permissible times for conduct of restricted work. The Tenant's Contractor will present its construction schedule at this meeting and submit updated iterations of the same on a biweekly basis thereafter.

          2. The Tenant's Contractor shall employ a competent Project Manager who shall be satisfactory to the Landlord who shall be in attendance at the Project Site during the progress of the Work. The Tenant's Contractor's Project Manager shall be responsible for all aspects of the Tenant's Project Work. The Contractor agrees to promptly remove any of its employees or agents (including, without limitation, the Project Manager) from the Project upon instruction from the Landlord.

          3. The Tenant's Contractor shall be responsible to the Landlord for the acts and omissions of its employees while on or about the Premises. It shall also be responsible to the Landlord for the acts and omissions of its subcontractors and sub-subcontractors, their agents and employees, and other persons performing any of the Work, in the same manner as if they were the acts and omissions of persons directly employed by the Contractor.

          4. There is no storage space at the Building and Tenant's Contractor must store all materials in the Premises. The Tenant and/or its Contractor shall cause all materials and equipment to be delivered to the Building only as required to support the Work and installation of the same. All Tenant's materials and equipment shall be stored in the Premises and will not be allowed to remain in common areas or to obstruct passageways.

          5. Prior to mobilization to begin its Work the Tenant and shall inspect and promptly report to the Landlord in writing any discrepancies or defects in the Premises as constructed by the Landlord. Beginning construction work shall constitute acceptance by the Premises as adequate and accurate, and fit and proper for all purposes relating to the Tenant's Work, and upon beginning construction both the Tenant and its Contractor waive all claims based on the Premises being incomplete, incorrect or inadequate.

          6. All of Tenant's and its Contractors' Work, and all equipment, appliances, machinery, materials, tools and like items, incorporated or used in the Work, shall be in compliance with, and conform to: (a) all applicable laws, ordinances, rules, regulations and orders of any public, quasi-public or other governmental authority relating to the safety of persons and their protection against injury, specifically including, but in no event limited to, the Federal Occupational Safety and Health Act of 1970, as amended, and all rules and regulations now or hereafter in effect pursuant to said Act; the Americans with Disabilities Act, and (c) all codes, rules, regulations and requirements of the Landlord and its insurance carriers relating thereto. In the event of conflicting requirements, the more stringent shall govern.

     F.   SAFETY

          1. The Tenant's Contractor shall be responsible for initiating, maintaining and supervising safety and anti-substance abuse precautions and programs applicable to the Work at the Building, and shall provide all protection to prevent injury to all persons involved in any way in the Work and all other persons, including, without limitation, the employees, agents, guests, visitors, invitees and licensees of the Landlord who may visit or be affected thereby. These precautions shall include, but in no event be limited to: giving all notices required by regulatory agencies, the posting of danger signs and personal notification to all affected persons of the existence of a hazard of whatever nature; the furnishing and maintaining of necessary traffic control barricades and flagman services; the use, or storage, removal and disposal of any hazardous materials only under the supervision of qualified personnel and after first obtaining permission of all applicable governmental authorities; and the maintenance of adequate quantities of both hose and operable fire extinguishers at the Work Site. The Contractor shall set forth in writing its safety and anti-substance abuse precautions and programs in connection with the Work and, if requested by the Landlord, submit the same to the Landlord for review. The Landlord may, but shall not be obligated to, make suggestions and recommendations to the Contractor with respect thereto.

          2. The Contractor shall use masonite or plywood to protect the tile flooring in the common area from damage. Masonite and/or plywood will be laid down and taped/affixed securely so as to prevent a tripping hazard. The Tenant's Contractor shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:

               a. all employees on the work and all other persons who may be affected thereby;

               b. all the work and all material and equipment to be incorporated therein, whether in storage on or off the site, under the control of the Contractor or any of his subcontractors or sub-subcontractors; and

               c. other property at the site or adjacent thereto, including trees, shrubs, lawns, walk pavements, roadways, structures and utilities not designated for removal. The Tenant's Contractor shall be responsible for the safe relocation or replacement of any materials if required in the course of construction.

          3. The Contractor shall designate a responsible member of its organization at the Job Site as the Project Safety Officer, whose duties it shall be to enforce the Contractor's safety and anti-substance abuse programs, to conduct routine safety meetings and inspections and report accidents. This person shall be the Contractor's Project Manager unless otherwise designated in writing by the Contractor and approved by the Landlord. The Contractor shall further cause each of its subcontractors and sub-subcontractors to designate a responsible supervisory representative to assist the Contractor's Project Safety Officer representative in the performance of his or her duties as aforesaid.

          4. Should the Tenant and its Contractor fail to provide a safe area for the construction of the Tenant's Work, the Landlord shall have the right, but not the obligation, to suspend Work in the unsafe area. All costs of any nature (including, without limitation, overtime pay) resulting from the suspension, by whomsoever incurred, shall be borne by the Tenant.

          5. The Tenant's Contractor shall provide to each worker on the Job Site the proper safety equipment for the duties being performed by that worker and will not permit any worker on the Job Site who fails or refuses to use the same. Standard safety equipment will include, but is not limited to, safety boots, hard hats, and long pants. The Landlord shall have the right, but not the obligation, to order the Tenant's Contractor to send a worker home for the day or to discharge a worker for his or her failure to comply with safe practices or anti-substance abuse policies, with which order the Contractor shall promptly comply.

          6. The Tenant and its Contractor shall indemnify the Landlord, from and against any and all liability, public or private, penalties, contractual or otherwise, losses, damages, costs, attorneys' fees, expenses, causes of action, claims or judgments resulting either in whole or in part from any failure of the Tenant's Contractor, its subcontractors or sub-subcontractors or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, to comply with the terms of this Exhibit or applicable regulations. Neither the Tenant not its Contractor shall be relieved of its responsibilities hereunder should the Landlord act or fail to act pursuant to its rights hereunder, nor shall the Landlord thereby assume, nor be deemed to have assumed, any responsibilities otherwise imposed upon the Tenant to its Contractor by Exhibit by virtue of the Landlord's construction and/or safety activities in the Building.

          7. The Landlord reserves the right, but assumes no duty, to establish and enforce standards, and to change the same from time to time, for the protection of persons and property, with which the Tenant's Contractor shall comply, and to review the efficiency of all protective measures taken by the

Contractor. The exercise of or failure to exercise any or all of these acts by the Landlord shall not relieve the Tenant's Contractor of its duties and responsibilities pursuant to this Exhibit as well as applicable laws and regulations, and the Landlord shall not thereby assume, nor be deemed to have assumed, any such duties or responsibilities of the Tenant or the Tenant's Contractor.

     G.   COORDINATION AND COOPERATION

          All Tenant's contractors shall maintain good labor relations, be capable of performing quality workmanship and work in harmony with the Landlord's contractors, other contractors on the job, and any other labor entity at or servicing the project.

          The Tenant's contractor shall cooperate with the Landlord's Project Manger and all other contractors by coordinating the work, in order not to delay other work in progress, interfere with the operations of existing stores, or impede or endanger the safety of the contractors and the public. The Tenant's Contractor shall provide competent full-time supervision, and observe suitable safety practices.

          In the event the Tenant's Contractor or any of its employees willfully violates requirements of this Tenant Work Agreement, the Landlord may order the Tenant's contractor(s) removed from the Building and replaced with a contractor acceptable to the Landlord.

     H.   PROTECTION OF WORK AND PROPERTY; RESPONSIBILITY FOR LOSS

          1. The Tenant and its Contractor shall, throughout the performance of its Work, maintain adequate and continuous protection of all its materials and equipment and temporary facilities against loss or damage from whatever cause, shall protect the property of the Landlord and third parties from loss or damage from whatever cause arising out of the performance of the Tenant's Work and shall comply with the requirements of the Landlord and its insurance carriers and with all applicable laws, codes, rules and regulations with respect to the prevention of loss or damage to property as a result of fire or other hazards. The Landlord may, but shall not be required to, make periodic patrols of the Building as a part of its normal security program. In such event, however, the Tenant shall not be relieved of its aforesaid responsibilities.

          2. The Tenant shall have full and complete charge and care of and shall bear all risk of loss of, except as compensated by Landlord's insurance coverages specified in the Lease, and injury or damage to, its Work, equipment, materials and property of any kind whatsoever located in or around the Building (specifically including Landlord-furnished supplies, equipment or other items to be utilized in connection with, or incorporated in, the Work) from any cause whatsoever. The Tenant shall rebuild, repair, restore and make good all losses of, and injuries or damages to, the Work or any portion thereof (specifically including Landlord-furnished supplies, equipment or other items to be utilized in connection with, or incorporated in, the Work) before final acceptance of the Work. Such rebuilding, repair or restoration shall be at the Tenant's sole cost and expense unless the loss, injury or damage requiring such rebuilding, repair or restoration: (a) is caused solely by the Landlord unless (i) such loss or damage would be covered by any policy or policies of insurance which the Contractor is required to maintain hereunder, whether the Contractor actually maintains such insurance or not, or (ii) is otherwise covered by a policy or policies of insurance maintained by the Contractor, whether or not required hereunder); or (b) is caused by a hazard against which the Landlord is required to insure under the provisions of the Lease hereof; provided, however, that if the loss, injury or damage would not have occurred but for the negligent act or omission of the Tenant, its Contractor, any of its subcontractors or sub-subcontractors, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, the rebuilding, repair or restoration shall be at the Tenant's cost and expense to the extent of the deductible on said insurance.

     I.   TEMPORARY FACILITIES/CLEANUP

          1. Tenant shall provide and pay for all temporary facilities, and the removal of debris, as necessary and required in connection with the construction of the Leased Premises. Storage of Tenant's Contractor's construction material, tools, equipment and debris shall be confined to the Leased Premises. Tenant's Contractor may be directed to place debris in specific locations for removal from the site by Landlord and in such case, where Tenant's Contractor complies, only the cost of removal of debris from the site will be charged to Tenant, who will be responsible for the recovery of such costs from its Contractor. In no event shall any material be stored in service corridors nor shall any debris be deposited in service corridors or other areas.

          2. The Tenant's Contractor shall at all times keep the Premises clean and free from accumulation of waste materials or rubbish (including, without limitation, hazardous waste), caused by his performance of the Work, and shall continuously throughout performance of the Work remove and dispose of all such materials from the Work Site and the Building. The Tenant's Contractor shall provide one 55 gallon drum modified for use as a trash receptacle for each 500 feet of area of construction in progress and shall empty the receptacles regularly as they become full. The Tenant's Contractor will mop clean the construction area, and clean to remove dust, a minimum of three times daily. In addition, the Landlord may require the Tenant's Contractor to comply with such standards, means and methods of cleanup, removal or disposal as the Landlord may make known to the Contractor.

          3. In the event the Contractor fails to keep the Premises clean and free from such waste or rubbish, or to comply with such standards, means and methods, the Landlord may take any such action it deems necessary to accomplish and maintain the cleanup required and charge any and all costs or expenses of whatever nature paid or incurred by the Landlord in undertaking such action directly to the Tenant. The

Tenant's Contractor shall notify the Landlord in advance of the generation, importation, storage, transportation or disposal, of any hazardous waste, toxic materials or contaminants of any type in connection with the Project.

     J.   BARRICADES/SITE PROTECTION

          Minimum specifications for construction barricades are as follows:

          1. The barricade shall be constructed of 5/8" plywood a minimum of 8'0" in height. The barricade shall include a 6" x 1" header board at the top and a construction door with a proper closure to be maintained in operable condition. Said barricade is to be installed in a manner to cause no damage to the tile or any other area where it is anchored.

          2. The Tenant is to provide Landlord with a camera ready logo, and applicable camera ready tag lines for Landlord to develop graphics on the barricade. Any additional photographs, designs or graphics proposed by Tenant will be considered for inclusion on the barricade by Landlord. The location of the barricade must be reviewed by Landlord management prior to installation. A minimum of 48" must be maintained from the outside of the barricade to the structure on the opposite side. Barricades must be painted in Sinclair Sand, the City of San Francisco barricade standard. Barricades and entrance area to be maintained with touch-up paint throughout the construction period.

          3. All exposed public area between the inside of the barricade and the existing facility shall be properly protected and maintained at all times. The Tenant's Contractor will be responsible for replacing any surfaces damaged due to the construction of the barricade on the Premises. Tenant's Contractor is to provide a padlock on the barricade and a copy of the padlock key to Landlord's Project Manager.

          4. Before beginning construction, Tenant's Contractor shall provide walk-off mats of masonite or plywood at the entrance to construction areas from freight elevator stairwells and escalators. . The contractor shall use masonite or plywood to protect the tile flooring in the common area from damage. Masonite and/or plywood will be laid down and taped/affixed securely so as to prevent a tripping hazard.

          5. Protection to all walls and flooring in the elevators, stairwells or applicable premises shall be provided by the Contractor. If Tenant's Contractor damages the floors, floor tiles, carpets, walls, ceilings, passenger elevators or any other portion of the Center, Landlord shall repair same at Tenant's sole cost and expense

          6. Escalators are not permitted for use of transporting construction materials.

          7. Flat bed carts with pneumatic wheels are permissible to transport materials, with Landlord's approval.

          8. No parking areas are available for Tenant's contractor(s) at the Building. Tenant's Contractor must arrange for remote parking and transport its employees to the Work area. There is never any parking provided in the Loading Dock area. This area is used only for deliveries. NO EXCEPTIONS.

          9. All permanent keying is to be provided by the Tenant. During construction, until Tenant occupies the Premises for operation, the Tenant's Contractor will provide locks on entry to Premises and will provide Landlord's Project Manager a copy for security purposes.

          10. Access to the Loading Dock for large shipments of materials shall be made available by reservation only through the Building Office upon not less than two (2) days advance notice.

          11. Freight elevator service is available and required for transporting building materials and tools to or from the Work area. Freight elevators are available during off-peak hours and must be scheduled in advance and coordinated with the Landlord's Construction Manager. Elevators are available on a first come, first serve basis.

          12. Freight elevator cannot be monopolized during business hours. The freight elevator may not be held or stopped during normal hours.

          13. Shipment deliveries over 20 minutes must be done after 6:00 PM or on weekends.

          14. The Contractor shall not pour any foreign matter down the plumbing fixtures.

          15. Any dust created by the construction work must be contained within the space in which the work is performed.

          16. Tenant's Contractor shall have portable fire extinguishers, as required, at all times within the Premises during construction.

          17. Any of Tenant's Work which affects the structure or structural system of the Leased Premises shall be subject to prior written approval of Landlord.

          18. Landlord reserves the right to exclude from the Center all such objects which violate any of these provisions or any provisions of the Lease or of applicable laws or regulations.

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          19.  Tenant shall not move or install such objects in or about the
Center in such a fashion as to unreasonably obstruct the activities of other tenants, and all such moving shall be at the sole expense, risk and responsibility of Tenant. Tenant shall not use in the delivery, receipt or other movement of freight, supplies, furniture, fixtures and other personal property to, from or within the Center, or in any space or other public halls of the Center, any hand trucks other than those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

     K.   ACCESS TO ROOF

          Access to the roof is restricted to Landlord's personnel and Landlord's designated contractors only. No contractor or subcontractor will be permitted on the roof unless written permission has been obtained from the Landlord's Project Manager for Tenant Construction

     L.   ELEVATORS/ESCALATORS

          All material delivery/debris removal will be made as expeditiously as possible through the Loading Dock and freight elevator only. Use of the freight elevator must be scheduled ahead of time for after hours use.

     M.   FIRE PREVENTION

          Tenant's Contractor shall not prop open or detach door closer on required Exit (Fire) Doors.

          All work requiring an open flame must have a permit from the Fire Department and comply with all Fire Department regulations. This includes plumbing, cutting, welding, etc. Also, notify Landlord's Project Manager before use EACH DAY in order to bypass smoke alarms.

          The Contractor is to provide approved flammable liquid storage cabinets for all flammables on site or remove them each day from the Premises.

          The Contractor will post a firewatch for any open flame burning and welding.

     N.   UTILITIES

          During construction, the Landlord will make available to the Tenant's contractors temporary utilities consisting of electrical power through the Tenant's permanent primary electrical service, designated toilet facilities, and water, at a net cost of $1000.00 per month (or fraction thereof) or $.10 per square foot per month (or fraction thereof)(whichever is greater) from the time the Tenant's contractor starts construction until the Tenant opens for business. Tenant's electrical contractor shall be required to provide ground fault protections for all power equipment used in the Premises.

          1. All heating, ventilation and air conditioning controls to be Building Standard.

          2. All electrical panel labeling to be performed in accordance with the N.E.C. and Building Specifications.

          3.   All light fixtures shall conform with the Building Standards.

          4. Upon completion of construction, completely rebalance heating, ventilation and air conditioning systems. Balancing shall be done by a Landlord approved Balancing Contractor, costs to be borne by Tenant.

          5. Doors to equipment and electrical rooms shall NOT be left open when Contractor is not present.

          6. Cabling: This term when used in this guide will encompass all low voltage wiring 24-volt and below, telephone wiring, all Data wiring and cables, temperature sensing wiring, coaxial cable, thermostat wiring, any sensor wiring; e.g. water detection tape, antennae wire, sound and intercom systems, and all Local Area Network (LAN) wiring.

               a. All outlets for any items that must be installed in a new or existing walls shall be provided with a code conforming outlet box (not plastic), a conduit run above the finished ceiling line and a finished cover or trim plate. Conduit shall be minimum of one-half inch inside trade size.

               b. Wiring that has emerged from the wall outlet shall be neatly bundled or wrapped, but shall not be fastened to building surfaces in any way unless approved by the building management. Wiring may not be run in the open on a finished ceiling or wall surface or an occupied arm unless installed in a communication room, phone closet or electrical closet.

               c. Wiring type: All cable of any type referred to in this criteria must be run in conduit above the ceiling or under the floors of any given area.

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               d.   All Work must be performed in a neat and workmanship like
manner. If any questions arise as to existing conditions, or means and methods not covered in this criteria, tenants must contact the Landlord.

               e. All line voltage and low voltage cable runs in the ceiling must be independently supported, according to the SF Building Code. The standard method of support for the Building is by wire rack or trapeze.

     O.   DAMAGE TO WORK/DISPUTES

          1. Should the Tenant's Contractor cause damage to the work or property of the Landlord or of any other contractor on the Project (a "Separate Contractor"), or to other work on the Job Site, or delay or interfere with the Landlord's or any Separate Contractor's work, the Contractor shall be liable for the same; and, in the case of any Separate Contractor, the Contractor shall attempt to settle said claim with such Separate Contractor prior to the Separate Contractor's institution of litigation or other proceedings against the Contractor. If so requested by the parties to the dispute, the Landlord may, but shall not be obligated to, arbitrate the dispute, in which event the decision of the Landlord shall be final and binding on the parties to the dispute. If any Separate Contractor providing work for the Building sues the Landlord or the Landlord's Representative on account of any damage, delay or interference caused or alleged to have been so caused by the Contractor, the Landlord shall notify the Tenant who shall indemnify the Landlord regarding such proceedings at the Tenant's expense.

          2. Should any Separate Contractor cause damage to the Work or to the property of the Contractor or cause delay or interference with the Contractor's performance of the Work, the Contractor shall present to such Separate Contractor any claims it may have as a result of such damage, delay or interference (with an information copy to the Landlord) and shall attempt to settle its claim against such Separate Contractor prior to the institution of litigation or other proceedings against such Separate Contractor. If so requested by the parties to the dispute, the Landlord may, but shall not be obligated to, arbitrate the dispute, in which event the decision of the Landlord shall be final and binding on the parties to the dispute.

          3. In no event shall the Contractor seek to recover from the Landlord or the Landlord's Representative, and the Tenant agrees to indemnify the Landlord against any costs, expenses or losses incurred by the Landlord as a result of any damage to the Work or property of the Contractor, or any claim submitted by the Tenant's Contractor based upon delay or interference, caused or allegedly caused by any Separate Contractor.

          4. If a dispute arises between the Contractor and any Separate Contractor as to the responsibility for cleaning as required hereunder, the Landlord may clean and charge the cost thereof to the responsible contractor, or apportion it among the several responsible contractors, as the Landlord shall determine to be just.

     P.   LIENS

          In making progress and final payments to contractors, the Tenant should obtain valid waivers of lien, indicating payment in full for labor, materials, and subcontractors. The Landlord may request to see evidence of such waivers before permitting the Tenant to open the premises for business.

     Q.   WALK-THROUGH

          At the completion of construction, tenant, its architect, contractor and Landlord shall conduct a final walk-through of the premises detailing all punchlist items to be completed by tenant's contractor at the contractor's expense.

     R.   INSPECTION AND ACCEPTANCE

          It is the Tenant's contractors' responsibility to schedule inspections as necessary and to comply with their requirements, and all codes and regulations. A copy of all inspection reports must be submitted to the Landlord's Project Manager for Tenant Construction. Tenant's Contractor's work shall be subject to the inspection of Construction Manager, Landlord and their supervisory personnel. Any defects and/or deviations from the approved plans shall be rectified by Tenant's Contractors at Tenant's sole cost and expense.

     S.   LANDLORD'S PRIOR RIGHTS

          The Landlord retains prior rights to the space 1'-0" below the lowest structural beam within the Tenant's premises to accommodate the center's structural, mechanical, and electrical requirements, such as piping, ducts, conduit, etc., in accordance with the Lease.

     T.   CERTIFICATE OF OCCUPANCY

          Provided Landlord has complied with the provisions of Section 5.1 of this Lease, the Tenant shall obtain a certificate of occupancy from the City of San Francisco and submit a copy of this certificate to the Landlord's Project Manager for Tenant Construction before opening the premises to the public. One set of "as built" drawings and CAD files must be provided to the Landlord by the Tenant.

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     U.   VIOLATIONS

          In the event the Tenant is notified of any violations of codes, ordinances, regulations, or of obligations hereunder, either by the jurisdictional authorities or by the Landlord, the Tenant shall correct such violations within seven calendar days from such date of notification. Should the Tenant fail to correct such violations within seven calendar days, the Landlord will correct such violations at the Landlord's actual cost plus fifteen percent for administration cost, and invoice the Tenant accordingly.

     V.   WARRANTIES

          Tenant shall cause its Contractor to provide warranties for not less than one (1) year against defects in workmanship, materials and equipment.

     W.   BOND

          Any contractor engaged by a Tenant having a contract of $50,000 or more, shall furnish a performance and payment bond naming both the Tenant and The Center; Sony Development and their subsidiaries; as their interest may appear. Evidence of the bond must be filed with the Landlord's Project Manager for Tenant Construction before construction may begin.

     X.   LANDLORD'S RIGHT TO PERFORM WORK

          Landlord shall have the right to perform, on behalf of and for the account of Tenant, which shall be subject to reimbursement of the cost thereof by Tenant, any and all of Tenant's work which affects the structure of the Leased Premises. In addition, Landlord shall have the right to perform any work which Landlord determines in its sole discretion should be performed immediately and on an emergency basis for the best interest of the project, including without limitation work which pertains to structural components of the Center's mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris. In the event Tenant shall default under any obligation under this Exhibit, in addition to the remedies contained in the Lease Agreement, Landlord shall have the right to perform any and all of Tenant's work hereunder. The cost of any such work carried out by Landlord on behalf of Tenant shall be paid by Tenant to include any loading for overtime or any other loading as a result of carrying out emergency work.

     Y.   LANDLORD'S SCOPE OF WORK

          Without limiting the other provisions of this Lease, Landlord shall perform or cause to be performed the work described in Revision 8 Scope of Work Matrix dated 1/28/97, attached hereto and made a part hereof.

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